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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

AMC ENTERTAINMENT HOLDINGS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON APRIL 28, 2015

DEAR STOCKHOLDERS:

        We cordially invite you to attend the Annual Meeting of Stockholders of AMC Entertainment Holdings, Inc., which will be held on April 28, 2015 at 10:00 a.m. (Central Time) at the AMC Theatre Support Center, located at One AMC Way, 11500 Ash Street, Leawood, Kansas 66211 for the following purposes:

  1.
  To elect to our Board of Directors the following three nominees for terms expiring at the 2018 Annual Meeting: Mr. Lloyd Hill, Mr. Ning Ye, and Mr. Howard Koch.

  2.
  To ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2015.

  3.
  To conduct a non-binding advisory vote to approve the compensation of named executive officers.

        These items of business are more fully described in the Proxy Statement accompanying this notice.

        Our Board has fixed the close of business on March 2, 2015 as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting of Stockholders or at any adjournment or postponement thereof. A list of these stockholders will be available at the time and place of the meeting and, during the ten days prior to the meeting, at the office of the Secretary of AMC Entertainment Holdings, Inc. at One AMC Way, 11500 Ash Street, Leawood, Kansas 66211.

        Only stockholders and persons holding proxies from stockholders may attend the meeting. If your shares are registered in your name, you should bring your proxy card and a proper form of identification such as your driver's license to the meeting. If your shares are held in the name of a broker, trust, bank or other nominee, you will need to bring a proxy or letter from that broker, trust, bank or other nominee that confirms you are the beneficial owner of those shares.

        In order that your shares may be represented at the meeting if you are not personally present, you are urged to vote your shares by telephone or Internet, or by completing, signing and dating the enclosed proxy card and returning it promptly in the accompanying postage prepaid (if mailed in the United States) return envelope.

ALL STOCKHOLDERS ARE EXTENDED A CORDIAL INVITATION
TO ATTEND THE ANNUAL MEETING OF STOCKHOLDERS

By Order of the Board of Directors,
One AMC Way 11500 Ash Street, Leawood, KS 66211	/s/ KEVIN M. CONNOR Senior Vice President, General Counsel and Secretary
March 17, 2015

Important Notice Regarding the Availability of Proxy Materials
for the Annual Meeting of Stockholders to be Held on April 28, 2015:
The Proxy Statement and 2014 Annual Report to Stockholders
are available at http://www.envisionreports.com/amc

AMC ENTERTAINMENT HOLDINGS, INC.
INDEX

i

ii

PROXY STATEMENT

GENERAL INFORMATION

        This proxy statement is provided in connection with the solicitation of proxies by the Board of Directors (the "Board") of AMC Entertainment Holdings, Inc., a Delaware corporation ("we," "us," the "Company" or "AMC"), for use at the 2015 Annual Meeting of Stockholders of the Company, to be held on April 28, 2015 at 10:00 a.m. (Central Time), or any adjournment or postponement thereof, at the AMC Theatre Support Center located at One AMC Way, 11500 Ash Street, Leawood, Kansas 66211 (the "Annual Meeting").

        Pursuant to the rules and regulations of the Securities and Exchange Commission (the "SEC"), we are providing access to our proxy materials, which include our notice of annual meeting, proxy statement and annual report to stockholders over the Internet at www.envisionreports.com/amc. These proxy materials are available without charge.

        This proxy statement and the accompanying proxy are first being sent or given to stockholders beginning on or about March 23, 2015. The costs of this proxy solicitation will be borne by the Company, which maintains its principal executive offices at One AMC Way, 11500 Ash Street, Leawood, KS 66211.

VOTING AT THE ANNUAL MEETING

        The only voting securities of the Company are its shares of Class A and Class B common stock (collectively, the "Common Stock"). Only stockholders of record of our Common Stock at the close of business on March 2, 2015, the date selected as the record date by our Board, are entitled to vote at the Annual Meeting. On the record date, there were 21,575,532 shares of Class A common stock and 75,826,927 shares of Class B common stock outstanding. The holders of our Class A common stock are entitled to one vote per share and holders of our Class B common stock are entitled to three votes per share, and such holders generally vote together as a single class on all matters. All of our Class B common stock is held by a subsidiary of the Dalian Wanda Group Co., LTD (together with its affiliates, "Wanda"). Because of the three-to-one voting ratio between our Class B and Class A common stock, Wanda controls a majority of the combined voting power of our Common Stock at the record date and therefore will be able to control all matters submitted to our stockholders for approval at the Annual Meeting.

The Proxy

        If your Common Stock is held through a broker, bank or other nominee (held in street name), you will receive instructions from such entity that you must follow in order to have your shares voted. If you want to vote in person, you must obtain a legal proxy from your broker, bank or other nominee and bring it to the meeting. If you hold your shares in your own name as a holder of record with our transfer agent, you may instruct the proxies how to vote following the instructions listed on the proxy card to vote over the Internet, or by signing, dating and mailing the proxy card. Of course, you can always come to the meeting and vote your shares in person.

        Proxies provided by telephone or over the Internet or by mailed proxy card by stockholders of record, unless revoked, will be voted at the Annual Meeting as directed by you, or, in the absence of such direction, as the Board recommends for Proposals 1, 2 and 3 at the Annual Meeting. A stockholder submitting a proxy by telephone or over the Internet or by mailed proxy card may revoke such proxy at any time before it is used by giving written notice of revocation to the Secretary of the Company, by delivering to the Secretary of the Company a duly executed proxy bearing a later date or by voting in person at the Annual Meeting. Attendance at the Annual Meeting will not, in and of itself, revoke a proxy.

        As of the printing of this proxy statement, we do not know of any other matter to be raised at the meeting. If any matters not described in this proxy statement are properly presented at the Annual Meeting, the proxies will use their own judgment to determine how to vote your shares. If the Annual Meeting is adjourned or postponed, the proxies can vote your shares at the adjournment or postponement as well.

Voting Requirement to Approve each of the Proposals

  •
  Proposal No. 1:    Election of directors requires a plurality of the votes cast, which means that the three nominees for director receiving the highest number of votes FOR election will be elected as directors. Our Board recommends a vote "for" the election of each nominee.

  •
  Proposal No. 2:    Ratification of the appointment of KPMG LLP as our independent registered public accounting firm requires approval by the holders of a majority of the shares (by voting power) present in person or represented by proxy and entitled to vote with respect to this matter. Our Board recommends a vote "for" this proposal.

  •
  Proposal No. 3:    Non-binding advisory vote on compensation of named executive officers (the "say-on-pay vote") requires approval by the holders of a majority of the shares (by voting power) present in person or represented by proxy and entitled to vote with respect to this matter. Our Board recommends a vote "for" this proposal. The vote on Proposal No. 3 is advisory.

How Votes Are Counted

        A quorum is required to transact business at our Annual Meeting. Stockholders of record holding shares of Common Stock constituting a majority of the shares issued and outstanding and entitled to vote at the Annual Meeting shall constitute a quorum. If you have returned valid proxy instructions or attend the meeting in person, your shares will be counted for the purpose of determining whether there is a quorum, even if you abstain from voting on some or all matters introduced at the meeting.

        Abstentions will be treated as shares present and entitled to vote for purposes of any matter requiring the affirmative vote of a majority or other proportion of the shares present and entitled to vote. Accordingly, abstentions with respect to the ratification of the appointment of KPMG LLP as our independent registered public accounting firm and the say-on-pay vote will have the same effect as a vote against such proposals. Because a plurality of the votes cast is required to elect directors, abstentions and withheld votes will have no effect on the election of directors. Broker non-votes will be considered as represented for purposes of determining a quorum, but will not otherwise affect voting results.

        Under rules of the New York Stock Exchange ("NYSE"), brokers may not vote on "non-routine" proposals unless they have received voting instructions from the beneficial owner, and to the extent that they have not received voting instructions, brokers report such number of shares as "non-votes." The proposals to elect directors and the say-on-pay vote are considered "non-routine," which means that brokerage firms may not vote in their discretion regarding these items on behalf of beneficial owners who have not furnished voting instructions. The proposal to ratify the appointment of KPMG LLP as our independent registered public accounting firm, however, is considered a "routine" item, which means that brokerage firms may vote in their discretion on behalf of beneficial owners who have not furnished voting instructions. Although Proposal No. 3 is a non-binding advisory vote, our Board will review the results and will take them into account in making a determination concerning executive compensation.

 DIRECTORS OF THE COMPANY

        Our business and affairs are managed by our Board, which currently consists of the following nine members: Gerardo I. Lopez, Lin Zhang, Anthony J. Saich, Chaohui Liu, Ning Ye, Lloyd Hill, Jian Wang, Howard Koch, and Kathleen Pawlus. Mr. Lopez is our Chief Executive Officer ("CEO"), and Mr. Zhang is our non-executive Chairman.

        Pursuant to our amended and restated certificate of incorporation, our Board is divided into three classes. The members of each class serve for a staggered, three-year term. Upon the expiration of the term of a class of directors, directors in that class will be elected for three-year terms at the annual meeting of stockholders in the year in which their term expires. The classes are composed as follows:

  •
  Mr. Hill, Mr. Ye, and Mr. Koch are Class II directors, whose terms will expire at the 2015 annual meeting of stockholders;

  •
  Mr. Liu, Mr. Lopez and Mr. Zhang are Class III directors, whose terms will expire at the 2016 annual meeting of stockholders; and

  •
  Mr. Saich, Mr. Wang, and Ms. Pawlus are Class I directors, whose terms will expire at the 2017 annual meeting of stockholders.

PROPOSAL 1: ELECTION OF DIRECTORS

        At the Annual Meeting, three individuals are to be elected as Class II directors to hold a three-year term of office from the date of their election until the Company's 2018 annual meeting and until their successors are duly elected and qualified. The three nominees for election as Class II directors are: Mr. Hill, Mr. Ye, and Mr. Koch.

        The Nominating and Corporate Governance Committee and the Board believe that the nominees have the requisite qualifications to oversee our business. Set forth below you will find certain information for each of the directors, including the nominees, which we believe evidences the directors' qualifications to serve on the Board.

        The Board recommends a vote "FOR" each of the nominees.

        Each of the biographies of the nominees for election as directors below contains information regarding the person's service as a director, business experience, director positions held currently or at any time during the past five years, and the experience, qualifications, attributes and skills that caused the Board to determine that the person should be nominated for election as a director at the Annual Meeting. The following information is as of February 27, 2015.

Nominees for Election as Class II Directors for a Term Ending 2018

        Mr. Lloyd Hill, 71, has served as a director of the Company since December 2013. Prior to his retirement in 2006, Mr. Hill served as the Chief Executive Officer and Chairman of Applebee's International, Inc. Mr. Hill serves on the board of directors and as chairman of the compensation committee of Red Robin Gourmet Burgers, Inc. and on the board of directors of E.E. Newcomer Enterprises, Inc. Mr. Hill also serves on the board of directors of Saint Luke's South Hospital, the audit committee for the Saint Luke's Health System and the development board for the University of Texas Medical Branch. Mr. Hill holds a masters degree in business administration from Rockhurst University in Kansas City, Missouri. Mr. Hill has extensive experience and knowledge of public company operations, as well as experience serving on the boards of other public companies.

        Mr. Ning Ye, 41, has served as a director of the Company since August 2012. Mr. Ye also serves as Vice President of Wanda Culture Industry Group and has sat on the board of directors of Wanda Cinema Line Co., Ltd since 2008. Since he joined Wanda in 2001, Mr. Ye has been assigned in the positions of General Manager of the Development Department in Dalian Wanda Commercial Development Co. and General Manager of Wanda Cinema Company. Prior to that, Mr. Ye served at Shenzhen Nanyou Real Estate Company since 1998. Mr. Ye has extensive experience with corporate operations and management, market insights and industry judgment, and has led Wanda Cinema Line Co., Ltd to become the No. 1 movie exhibitor in Asia. Mr. Ye obtained a masters degree in economics and management from Chongqing University of Architecture and he is also a Registered Cost Engineer. Mr. Ye brings experience in a broad array of sectors relevant to the Company's business and a long track record of expanding the business through multiple market cycles.

        Mr. Howard W. "Hawk" Koch, Jr., 69, has served as a director of the Company since October 2014. Mr. Koch is a veteran movie producer, the former president of the Academy of Motion Picture Arts and Sciences ("AMPAS"), and President Emeritus of the Producers Guild of America. Mr. Koch currently serves on the Board of Directors of the Motion Picture & Television Fund and the National Film Preservation Foundation. Mr. Koch previously served on the Board of Governors of AMPAS from 2004 to 2013 and the Board of Directors of the Producers Guild of America from 1999 to 2012. Mr. Koch has been intimately involved with the making of over 60 major motion pictures, among them such films as "Source Code", "Fracture", "Primal Fear", "Marathon Man," "Chinatown," "Wayne's World," "Peggy Sue Got Married," "The Idolmaker," "Heaven Can Wait," "The Way We Were" and "Rosemary's Baby." Mr. Koch continues to develop and produce movies. Mr. Koch has over 50 years of experience in the motion picture industry and provides our Board with a unique insight of the production of movies that are exhibited on our screens.

Directors Continuing in Office

Class III Directors—Term Expiring 2016

        Mr. Chaohui Liu, 42, has served as a director of the Company since August 2012. Mr. Liu also serves as Vice President and General Manager of Financial Center of Wanda Group, and has served on the board of Wanda Cinema Company since 2006. Since October 2002, Mr. Liu had been assigned in the positions of Financial Manager of Dalian Wanda Commercial Real Estate Co., Financial Director, General Manager of Investment Department of Wanda, General Manager of International Real Estate Center and General Manager of Financial Center consecutively. Prior to joining Wanda, Mr. Liu worked at China Construction Bank, Xiamen Branch, from 1996-2001. Mr. Liu holds a Ph.D. degree in management from Xiamen University. He is also a non-practicing member of Chinese Institute of Certified Public Accountants. Mr. Liu has over ten years of experience in financial analysis and investment in public and private companies and led the negotiations and transition of Wanda's acquisition of AMC, and he provides our Board with insight into strategic and financial matters of interest to AMC's management and stockholders.

        Mr. Gerardo I. Lopez, 55, has served as Chief Executive Officer, President and a director of the Company and its subsidiary, AMC Entertainment Inc., since March 2009. Prior to joining the Company, Mr. Lopez served as Executive Vice President of Starbucks Coffee Company and President of its Global Consumer Products, Seattle's Best Coffee and Foodservice divisions from September 2004 to March 2009. Prior thereto, Mr. Lopez served as President of the Handleman Entertainment Resources division of Handleman Company from November 2001 to September 2004. Mr. Lopez also serves on the boards of directors of Recreational Equipment, Inc., Brinker International, Digital Cinema Implementation Partners, LLC and Open Road Releasing, LLC. Mr. Lopez holds a bachelor degree in marketing from George Washington University and an M.B.A. in finance from Harvard Business School. Mr. Lopez has over 30 years of experience in marketing, sales and operations and management in public and private companies. Mr. Lopez's experience overseeing the operations of numerous private and public companies makes him well-positioned to serve in his capacities as Chief Executive Officer, President and director.

        Mr. Lin Zhang, 42, has served as Chairman and a director of the Company since August 2012. Mr. Zhang also serves as a board member of Wanda, and President of Wanda Culture Industry Group with $7.2 billion in assets. Since March 2000, Mr. Zhang had been assigned in the positions of General Manager of Nanjing Wanda Project Company, General Manager of Shenyang Wanda Project Company, General Manager of Chengdu Wanda Project Company, Financial Director of Wanda, consecutively. Prior to joining Wanda, Mr. Zhang served as Vice President of Dalian Tax Exempt-zone Accounting Firm and Vice President of Dalian North Tax Agency. Mr. Zhang received an M.B.A. from Beijing University and a bachelor degree in accounting from Northeast University of Economics. Mr. Zhang is a non-practicing member of the Chinese Institute of Certified Public Accountants and a non-practicing member of the Chinese Charted Tax Agent Association. Mr. Zhang has over 15 years of experience in financial management and operation management of large companies, especially in corporate strategy and investment, which makes him well-positioned to serve as a director for the Company.

Class I Directors—Term Expiring 2017

        Mr. Anthony J. Saich, 61, has served as a director of the Company since August 2012. Mr. Saich currently serves as the Director of the Ash Center for Democratic Governance and Innovation and Daewoo Professor of International Affairs at Harvard University. In his capacity as Ash Center Director, Mr. Saich also serves as the director of the Rajawali Foundation Institute for Asia and the faculty chair of the China Public Policy Program, the Asia Energy Leaders Program and the Leadership Transformation in Indonesia Program. Mr. Saich also serves as the Chairman of the Board of Trustees of the China Medical Board and International Bridges to Justice and is also the U.S. Secretary-General of the China United States Strategic Philanthropy. Mr. Saich sits on the executive committees of the John King Fairbank Center for Chinese Studies and the Asia Center, both at Harvard University, and serves as the Harvard representative of the Kennedy Memorial Trust. Mr. Saich previously served as the representative for the Ford Foundations China Office from 1994 to 1999. Prior to this, he was director of the Sinological Institute at Leiden University in the Netherlands. Mr. Saich holds a bachelor degree in politics and geography from the University of Newcastle, United Kingdom, a masters degree in politics with special reference to China from the School of Oriental and African Studies, London University, and has a Ph.D. from the Faculty of Letters, University of Leiden, the Netherlands. Mr. Saich has over 35 years of experience in international affairs, and will provide valuable international insights to the Company.

        Mr. Jian Wang, 43, has served as a director of the Company since December 2013. Mr. Wang also serves as Assistant to the President and General Manager of the Capital Operation Center of Wanda. Prior to joining Wanda, Mr. Wang held positions at Bank of America Merrill Lynch and CITIC Securities International in Hong Kong from 2008 to 2012. From 1999 to 2006, Mr. Wang worked in the mainland China's Capital Markets at CITIC Securities and as the Secretary of the board for Central Brilliance S&T Co., Ltd. Mr. Wang has over ten years of experience in cross border capital market transactions and public company operations. Mr. Wang holds an M.B.A from the Schulich School of Business at York University in Toronto, Canada. Mr. Wang's considerable experience with financial organizations, as well as his experience in international and cross-border capital markets transactions, provide him with valuable expertise to assist the Company.

        Ms. Kathleen M. Pawlus, 54, has served as a director of the Company since December 2014. Ms. Pawlus, retired partner of Ernst and Young, LLP ("EY"), served as the Global Assurance Chief Financial Officer and Chief Operating Officer from 2012 to 2014. EY's Assurance practice is the largest of EY's four service lines and includes its Audit Practice, Fraud, Investigation and Dispute Services Practice, Climate Change and Sustainability Services Practice and its Financial Accounting Advisory Services Practice. Prior to this, from 2006 to 2012, Ms. Pawlus served as EY's Americas Chief Financial Officer, Global PBFA Function Leader and US Firm Chief Financial Officer responsible for finance, IT operations, treasury, purchasing and facilities. From 2004 to 2006 Ms. Pawlus served as

EY's Midwest Region Assurance & Advisory Business Services ("AABS") Managing Partner, responsible for all aspects of the AABS for EY's Midwest Region. Prior to 2004, Ms. Pawlus held various leadership positions principally within the Transaction Advisory Services Service Line ("TAS"), including the Quality Leader for Americas TAS and private Equity Leader for the Midwest Region. She also provided due diligence services, primarily to Private Equity. Ms. Pawlus served on EY's U.S. Executive Board from 2006 to 2012. Ms. Pawlus earned her bachelor's of science degree from Indiana University and is a Certified Public Accountant. Ms. Pawlus brings to the Board extensive financial, operational and management experience in various capacities with more than 30 years of experience.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

        Our Corporate Governance Guidelines and Principles reflect the principles by which the Board operates and sets forth director qualification standards, responsibilities, compensation, evaluation, orientation and continuing education, board committee structure, chief executive officer performance review, management succession planning and other policies for the governance of the Company. A copy of the Corporate Governance Guidelines and Principles is available on our website at www.amctheatres.com under "Investor Relations"—"Governance Documents."

Risk Oversight

        The Board executes its oversight responsibility for risk management directly and through its committees, as follows:

        The Audit Committee has primary oversight responsibility with respect to financial and accounting risks. The Audit Committee discusses with management the Company's major financial risk exposures and the Company's risk assessment and risk management policies. Management provides to the Audit Committee periodic assessments of the Company's risk management processes and systems of internal control. The Chairman of the Audit Committee reports to the full Board regarding material risks as deemed appropriate.

        The Board's other committees oversee risks associated with their respective areas of responsibility. For example, the Compensation Committee considers the risks associated with our compensation policies and practices, with respect to both executive compensation and compensation generally. The Board is kept abreast of its committees' risk oversight and other activities via reports of the committee chairmen to the full Board. These reports are presented at every regular Board meeting and include discussions of committee agenda topics, including matters involving risk oversight.

        The Board considers specific risk topics, including risks associated with our annual operating plan, our capital structure, and cyber security. In addition, the Board receives reports from the members of our senior leadership team that include discussions of the risks and exposures involved in their respective areas of responsibility. Further, the Board is informed of developments that could affect our risk profile or other aspects of our business.

Compensation Policies and Practices as They Relate to Risk Management

        We do not believe that any risks arising from our compensation policies or practices create or encourage the taking of excessive risks that are reasonably likely to have a material adverse effect on the Company.

Board and Committee Information

        The Board held five meetings during our calendar year ended December 31, 2014. Each director attended 100% of the aggregate number of meetings held by the Board and by the committees of the Board on which they served during calendar 2014.

Communications with the Board

        Our stockholders may communicate with our Board, its committees or our non-management directors as a group, by writing to the Secretary of AMC Entertainment Holdings, Inc. at One AMC Way, 11500 Ash Street, Leawood, KS 66211.

Director Independence

        We avail ourselves of the "controlled company" exception under the rules of the NYSE, which permits a listed company of which more than 50% of the voting power for election of directors is held by an individual, a group or another company to not comply with certain of the NYSE's governance requirements. Because more than 50% of our voting power is held by Wanda, we are not required to have a majority of independent directors on our Board. We currently have three independent directors, Mr. Hill, Mr. Saich, and Ms. Pawlus. In addition, while we are not required to have a compensation committee or a nominating and corporate governance committee, we have established such committees, each of which is composed of three directors, one of whom is independent.

        Our Board has determined that Mr. Hill, Mr. Saich, and Ms. Pawlus are independent in accordance with NYSE rules and within the meaning of the Securities Exchange Act of 1934 (the "Exchange Act") for purposes of serving on our Audit Committee. The remaining members of the Board, Mr. Wang, Mr. Ye, Mr. Liu, Mr. Lopez, Mr. Zhang, and Mr. Koch, are not independent under the NYSE rules or within the meaning of the Exchange Act.

Board Leadership Structure

        Under our current leadership structure, the roles of Chairman of the Board and Chief Executive Officer are held by different individuals. Mr. Zhang serves as our non-executive Chairman of the Board and Mr. Lopez serves as our Chief Executive Officer. At this time, our Board believes that this structure is best for the Company as it allows our Chairman to oversee board matters and assist the Chief Executive Officer with strategic initiatives, while enabling our Chief Executive Officer to develop and implement the strategic direction of the Company. Our Chairman is not considered independent under the NYSE rules.

Executive Sessions

        Our non-management directors typically meet in an executive session at every meeting, and they will meet no less than once per year in accordance with the NYSE rules.

Attendance at Annual Meetings

        We encourage our directors to attend our Annual Meeting of Stockholders, absent unusual circumstances. Mr. Wang, Mr. Hill, Mr. Saich, and Mr. Lopez attended the 2014 Annual Meeting of Stockholders. Mr. Koch and Ms. Pawlus were not elected until after the 2014 Annual Meeting of Stockholders.

Committees

        Our Board has established three standing committees. The standing committees consist of an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The standing committees are comprised of directors as provided in the table below:

Board Member	Audit	Compensation	Nominating and Corporate Governance
Lin Zhang(2)			Member
Gerardo I. Lopez
Anthony J. Saich	Member		Chair
Chaohui Liu		Chair
Ning Ye		Member
Lloyd Hill	Chair	Member
Jian Wang			Member
Howard W. Koch(1)
Kathleen M. Pawlus(1)(2)	Member
Meetings Held in 2014	4	4	4

(1)
Mr. Koch and Ms. Pawlus were elected as directors effective October 22, 2014 and December 17, 2014, respectively, to fill the remaining vacant positions created by the expansion of the Board.

(2)
Ms. Pawlus was appointed to serve on the Audit Committee, effective as of December 17, 2014. Mr. Zhang, who served on the Audit Committee prior to the appointment of Ms. Pawlus, resigned from the Audit Committee, effective as of December 16, 2014. As of December 17, 2014, our Audit Committee is comprised of three independent members, all of whom are financially literate as defined in the NYSE rules.

        Each of our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee operates under a charter, which are available on our website at www.amctheatres.com under "Investor Relations"—"Governance Documents." The functions performed by each of the committees of the Board are briefly described below.

Audit Committee

        Our Audit Committee consists of Mr. Hill, Mr. Saich and Ms. Pawlus. The Board has determined that Mr. Hill and Ms. Pawlus qualify as Audit Committee financial experts as defined in Item 407(d)(5) of Regulation S-K and that each member of our Audit Committee is financially literate as defined in the NYSE rules and each member is independent within the meaning of Rule 10A-3 of the Exchange Act and the NYSE rules.

        The principal duties and responsibilities of our Audit Committee are as follows:

  •
  to oversee our financial reporting process and internal control system;

  •
  to appoint and replace our independent registered public accounting firm from time to time, determine their compensation and other terms of engagement, oversee their work and perform an annual evaluation;

  •
  to oversee the performance of our internal audit function; and

  •
  to oversee our compliance with legal, ethical and regulatory matters.

        The Audit Committee has the power to investigate any matter brought to its attention within the scope of its duties. It also has the authority to retain counsel and advisors to fulfill its responsibilities and duties.

Compensation Committee

        Our Compensation Committee consists of Mr. Liu, Mr. Ye and Mr. Hill. Despite the exception as a "controlled company" under the NYSE rules, our Compensation Committee charter provides that one member of the Compensation Committee will be independent in accordance with NYSE rules, and Mr. Hill is that member. The principal duties and responsibilities of our Compensation Committee are as follows:

  •
  to provide oversight on the development and implementation of the compensation policies, strategies, plans and programs for our key employees and outside directors and disclosure relating to these matters;

  •
  to review and approve the compensation of our CEO and our other executive officers; and

  •
  to provide oversight concerning the compensation of our CEO, succession planning, performance of our CEO and related matters.

Nominating and Corporate Governance Committee

        Our Nominating and Corporate Governance Committee consists of Mr. Saich, Mr. Wang and Mr. Zhang. Despite the exception as a "controlled company" under the NYSE rules, our Nominating and Corporate Governance Committee charter provides that one member of the Nominating and Corporate Governance Committee will be independent in accordance with NYSE rules, and Mr. Saich is that member. The principal duties and responsibilities of the Nominating and Corporate Governance Committee are as follows:

  •
  to establish criteria for board and committee membership and recommend to our Board proposed nominees for election to the Board and for membership on committees of the Board; and

  •
  to make recommendations to our Board regarding board governance matters and practices.

        The Nominating and Corporate Governance Committee is responsible for reviewing with the Board, on an annual basis, the appropriate criteria that directors are required to fulfill (including experience, qualifications, attributes, skills and other characteristics) in the context of the current make-up of the Board and the needs of the Board given the circumstances of the Company. In identifying and screening director candidates, the Nominating and Corporate Governance Committee considers whether the candidates fulfill the criteria for directors approved by the Board, including integrity, objectivity, independence, sound judgment, leadership, courage and diversity of experience (for example, in relation to finance and accounting, strategy, risk, technical expertise, policy-making, etc.).

        The Nominating and Corporate Governance Committee considers recommendations for Board candidates submitted by stockholders using substantially the same criteria it applies to recommendations from the Nominating and Corporate Governance Committee, directors and members of management. Stockholders may submit recommendations by providing the person's name and appropriate background and biographical information in writing to the Nominating and Corporate Governance Committee at: Company Secretary, One AMC Way, 11500 Ash Street, Leawood, Kansas 66211 or by emailing: KConnor@amctheatres.com. Invitations to serve as a nominee are extended by the Board itself via the Chairman and the Chairman of the Nominating and Corporate Governance Committee.

Compensation Committee Interlocks and Insider Participation

        Mr. Liu, Mr. Ye, and Mr. Hill were members of the Compensation Committee during the twelve months ended December 31, 2014. During the period January 1, 2014 through December 31, 2014, no member of the Compensation Committee had a relationship required to be described under the SEC rules relating to disclosure of related person transactions (other than as described below in "Related Person Transactions" with respect to agreements with Wanda) and none of our executive officers served on the board of directors or compensation committee of any entity that had one or more of its executive officers serving on the Board or the Compensation Committee of the Company.

Director Compensation

        The following section presents information regarding the compensation paid during the twelve months ended December 31, 2014 to members of our Board who were not employees of Wanda or the Company ("non-employee directors"). The other members of our Board do not receive any compensation from the Company. Mr. Lopez's compensation is presented in the Summary Compensation Table and the related explanatory tables. Mr. Lopez did not receive additional compensation for his service as a director. We reimburse all directors for any out-of-pocket expenses incurred by them in connection with their services provided in such capacity.

Non-Employee Director Compensation

        In order to attract and retain qualified non-employee directors, the Company adopted a Non-Employee Director Compensation Plan, effective January 1, 2014, pursuant to which non-employee directors are compensated for their service to the Company. Each non-employee director receives the following annual compensation for services as a Board member:

  a)
  an annual cash retainer of $50,000 for non-employee directors who serve as a Board member;

  b)
  annual stock award with a value of $100,000 for non-employee directors who serve as a Board member. Stock awards are made pursuant to the Company's 2013 Equity Incentive Plan and are fully vested at the date of grant. The number of shares awarded to each non-employee director is determined by dividing $100,000 by the average closing price of the stock for the five trading days prior to the date of the stock award; and

  c)
  an annual cash retainer for non-employee directors who serve on a committee as follows:

Committee	Chairperson	Member
Audit	$15,000	$5,000
Compensation	10,000	5,000
Nominating and Corporate Governance	10,000	5,000

        The following table presents information regarding the compensation of our non-employee directors during the twelve months ended December 31, 2014:

Name	Fees earned or paid in cash ($)(1)	Stock Awards ($)(2)	Total ($)
Anthony J. Saich	$65,000	$100,940	$165,940
Lloyd Hill	70,000	100,940	170,940
Howard W. Koch	9,725	19,388	29,113
Kathleen M. Pawlus	2,055	4,242	6,297

(1)
Includes the annual cash retainer for services as a board member, the annual cash retainer for services as a member of a committee, and the annual cash retainer for services as a chairman of a committee. The Board of Directors appointed Mr. Koch and Ms. Pawlus to serve as a director of the Board on October 22, 2014 and December 17, 2014, respectively, therefore, their annual cash retainers were prorated for their partial year of service.

(2)
Represents the aggregate grant date fair values, as computed in accordance with Financial Accounting Standards Board's Accounting Standard Codification Topic 718, Compensation—Stock Compensation, calculated based upon the closing price of the Company's Class A common stock on January 2, 2014 of $20.18 per share for Mr. Saich and Mr. Hill, the closing stock price on October 22, 2014 of $22.44 for Mr. Koch, and the closing stock price on December 17, 2014 of $25.40 for Ms. Pawlus. The Board of Directors appointed Mr. Koch and Ms. Pawlus to serve as a director of the Board on October 22, 2014 and December 17, 2014, respectively, therefore, their annual stock award was prorated for their partial year of service.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

        The following table sets forth certain information regarding beneficial ownership of our Class A and Class B common stock as of February 27, 2015, with respect to:

  •
  each person or group of affiliated persons known by us to own beneficially more than 5% of the outstanding shares of Class A and Class B common stock, together with their addresses;

  •
  each of our directors, director nominees and our Named Executive Officers; and

  •
  all directors and executive officers as a group.

        The address for each of our directors, director nominees and Named Executive Officers is c/o AMC Entertainment Holdings, Inc., One AMC Way, 11500 Ash Street, Leawood, Kansas 66211. Each person has sole voting and dispositive power over shares held by them, except as described below.

	Class A Common Stock		Class B Common Stock
Name and Address	Number	%	Number	%
5% Beneficial Owners:
Wanda America Investment Holding Co. Ltd., a wholly-owned indirect subsidiary of Dalian Wanda Group Co., Ltd.(1)	—	—	75,826,927	100%
Ridgeworth Capital Management, LLC(2)	2,872,676	13.3%	—	—
BlackRock, Inc.(3)	2,277,709	10.6%	—	—
The Vanguard Group Inc.(4)	1,214,799	5.6%	—	—
Janus Capital Management LLC(5)	1,938,823	9.0%	—	—
Janus Triton Fund(5)	1,691,856	7.8%	—	—
Directors, Director Nominees and Named Executive Officers:
Gerardo I. Lopez(6)	142,849	*	—	—
Craig R. Ramsey(6)	42,569	*	—	—
John D. McDonald(6)	23,857	*	—	—
Elizabeth Frank(6)	26,894	*	—	—
Mark A. McDonald(6)	28,519	*	—	—
Lin Zhang(7)	—	*	—	—
Anthony J. Saich	8,830	*	—	—
Chaohui Liu(7)	—	*	—	—
Lloyd Hill	8,830	*	—	—
Ning Ye(7)	—	*	—	—
Jian Wang(7)	—	*	—	—
Howard W. Koch	4,692	*	—	—
Kathleen M. Pawlus	3,995	*	—	—
All directors and executive officers as a group (18 persons)(6)(8)	367,593	1.7%	—	—

*
Less than 1%

(1)
Based on a schedule 13G filed March 5, 2014 by Wanda America Investment Holding Co. Ltd. In such filing, Wanda America Investment Holding Co. Ltd. lists its address as One AMC Way, 11500 Ash Street, Leawood, Kansas 66211. The rights of the holders of Class A common stock and Class B common stock are identical, except with respect to voting and conversion applicable to the Class B common stock. Each share of Class A common stock is entitled to one vote. Each share of Class B common stock is entitled to three votes and is convertible at any time into one share of Class A common stock.

(2)
Based on a Schedule 13G/A filed February 12, 2015 by Ridgeworth Capital Management, LLC. In such filing, Ridgeworth Capital Management, LLC lists its address as 3333 Piedmont Road NE Suite 1500 Atlanta, GA 30305.

(3)
Based on a Schedule 13G filed April 8, 2014 by BlackRock, Inc. In such filing, BlackRock, Inc. lists its address as 40 East 52nd Street, New York, New York 10022.

(4)
Based on a Schedule 13G filed February 11, 2015 by The Vanguard Group Inc. In such filing, The Vanguard Group Inc. lists its address as 100 Vanguard Blvd., Malvern, PA 19355.

(5)
Based on a Schedule 13G filed on February 18, 2015 by Janus Capital Management LLC. In such filing, Janus Capital Management LLC and Janus Triton Fund list their address as 151 Detroit Street, Denver, CO 80206.

(6)
Does not include vested restricted stock units and vested performance stock units that will not be settled, and will be non-transferable, until the third anniversary of the grant date.

(7)
Does not include shares of Class B common stock held by Wanda. Mr. Zhang, Mr. Liu, Mr. Ye and Mr. Wang are employees of Dalian Wanda Group Co., Ltd., an affiliate of Wanda American Investment Holding Co. Ltd. None of them have the power to dispose or vote any of our capital stock held by Wanda American Investment Holding Co. Ltd. Wanda American Investment Holding Co. Ltd's ownership of our Class B common stock is set forth in the table.

(8)
Includes 164,074 shares of Class A common stock beneficially held by executive officers not named in the table.

EQUITY COMPENSATION PLAN INFORMATION

        The following table summarizes the 2013 Equity Incentive Plan as of December 31, 2014. See "Compensation Discussion and Analysis—2013 Equity Incentive Plan" for more information.

Plan Category	(a) Total Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	(b) Weighted-average Exercise Price of Outstanding Options, Warrants and Rights($)	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by security holders	—	—	8,608,822
Equity compensation plans not approved by security holders	—	—	—

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our Common Stock and other equity securities. Officers, directors and holders of greater than 10% of our Common Stock are required by regulations of the SEC to furnish us with copies of all Section 16(a) reports they file.

        To our knowledge, based solely upon a review of the copies of such reports furnished to us and/or written representations that no other reports were required to be filed during calendar 2014, all filing requirements under Section 16(a) applicable to our officers, directors and 10% stockholders were satisfied timely, with the exception of Ms. Carla Sanders who amended her Form 3 on October 16, 2014, originally timely filed on January 3, 2014 to include 139 additional shares of Class A common stock directly owned on January 3, 2014.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Policies and Procedures with Respect to Related Transactions

        The Board has adopted the Compliance Plan for AMC Entertainment Holdings, Inc. and Certain Subsidiaries and Related Companies, which serves as our policy for the review, approval or ratification of any transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which the Company (including any of its subsidiaries) was, is, or will be a participant, where the amount involved exceeds $120,000 and one of the Company's executive officers, directors, director nominees, 5% stockholders (or their immediate family or household members) or any firm, corporation or other entity in which any of the foregoing persons has a position or relationship (or, together with his or her immediate family members, a 10% or greater beneficial ownership interest) (each, a "Related Person") has a direct or indirect material interest.

        This policy is administered by the Audit Committee. As appropriate for the circumstances, the Audit Committee will review and consider relevant facts and circumstances in determining whether or not to approve or ratify such transaction. Our policy includes certain factors that the Audit Committee takes into consideration when determining whether to approve a related person transaction as follows:

  •
  the position within or relationship of the related person with the Company;

  •
  the materiality of the transaction to the related person and the Company, including the dollar value of the transaction, without regard to profit or loss;

  •
  the business purpose for and reasonableness of the transaction (including the anticipated profit or loss from the transaction), taken in the context of the alternatives available to the Company for attaining the purposes of the transaction;

  •
  whether the transaction is comparable to a transaction that could be available on an arms-length basis or is on terms that the Company offers generally to persons who are not related persons;

  •
  whether the transaction is in the ordinary course of the Company's business and was proposed and considered in the ordinary course of business; and

  •
  the effect of the transaction on the Company's business and operations, including on the Company's internal control over financial reporting and system of disclosure controls and procedures, and any additional conditions or controls (including reporting and review requirements) that should be applied to such transaction.

Related Person Transactions

Management Stockholders Agreement

        On the closing of the Merger, the Company and Wanda entered into a management stockholders agreement (the "Management Stockholders Agreement") with members of management, including our Named Executive Officers. The Management Stockholders Agreement was amended in connection with our initial public offering (the "IPO"), and it continued in effect following the completion of the IPO although the occurrence of the IPO caused certain provisions of the agreement to cease to be in effect.

        Transfer Restrictions.    Under the Management Stockholders Agreement, each Management Member agreed, subject to customary exceptions, not to transfer any shares of the Company acquired in connection with the Merger without the written consent of Wanda prior to January 1, 2016 (the "Release Date"). Until the second anniversary following the Release Date, each Management Member agreed to restrictions on the number of such shares of the Company's Common Stock they may transfer.

        Put Rights.    Beginning on January 1, 2016 (or upon the termination of a Management Member's employment by the Company without cause, by the Management Member for good reason, or due to the Management Member's death or disability) the Management Members will have the right to require the Company to purchase shares of the Company acquired in connection with the Merger if and only if such shares are not fully and freely tradeable at a price equal to the price per share paid by such Management Member with appropriate adjustments for any subsequent events such as dividend, splits, combinations and the like.

        Piggyback Registration Rights.    Subject to specified limitations, all Management Members have unlimited piggyback registration rights. The Company has agreed to pay all registration expenses relating to these registrations.

Registration Rights Agreement

        In connection with the IPO, we entered into a registration rights agreement with Wanda (the "Registration Rights Agreement"). Pursuant to the Registration Rights Agreement, the Company has agreed to use its best efforts to effect registered offerings upon request from Wanda and to grant incidental or "piggyback" registration rights with respect to any Class A common stock held by Wanda. The Class B common stock converts to Class A common stock in certain circumstances.

        The obligation to effect any demand for registration by Wanda is subject to certain conditions, including limitations on the number of demand registrations and limitations on the minimum value of securities to be registered. In connection with any registration effected pursuant to the terms of the Registration Rights Agreement, we will be required to pay for all of the fees and expenses incurred in connection with such registration, including registration fees, filing fees and printing fees. However, the underwriting discounts and selling commissions payable in respect of registrable securities included in any registration are to be paid by Wanda. We have also agreed to indemnify the holders of registrable securities against all claims, losses, damages and liabilities with respect to each registration effected pursuant to the Registration Rights Agreement.

Tax Sharing Agreement

        In connection with the IPO, we entered into a tax agreement with a U.S. subsidiary of Wanda. Pursuant to the tax agreement, for any period that we were members of any consolidated or other tax group of which the Wanda subsidiary was the common parent, we will pay the group's tax liabilities attributable to our activities up to the amount that would be payable by us if the Company was the common parent of the consolidated or other tax group and, in addition, we will have the right to control the filing of tax returns, audits and other tax matters of any such consolidated or other tax group.

Receivables

        As of December 31, 2014, the Company recorded a receivable due from Wanda of $156,000 for reimbursement of general administrative and other expense incurred on behalf of Wanda.

Other

        Ms. Pawlus was elected to the Board of Directors effective December 17, 2014. Ms. Pawlus was a former partner of and the former Global Assurance Chief Financial Officer and Chief Operating Officer for Ernst & Young, LLP. During the period from January 1, 2013 through February 27, 2015, the Company paid Ernst & Young, LLP approximately $4,789,000 for professional services. As a result of her relationship with Ernst & Young, LLP, Ms. Pawlus had an indirect interest in the payments made by the Company to Ernst & Young, LLP. Ms. Pawlus retired from Ernst & Young, LLP effective as of December 16, 2014.

 PROPOSAL 2
RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        The Audit Committee of the Board has selected KPMG LLP ("KPMG") as the independent registered public accounting firm to perform the audit of our consolidated financial statements and our internal control over financial reporting for calendar 2015. KPMG served as our independent registered public accounting firm for calendar 2014. KPMG representatives are expected to attend the 2015 Annual Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate stockholder questions. We are asking our stockholders to ratify the selection of KPMG as our independent registered public accounting firm for 2015. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that a change would be in the best interests of the Company and its stockholders.

        If the stockholders fail to ratify the selection of this firm, the Audit Committee may appoint another independent registered public accounting firm or may decide to maintain its appointment of KPMG.

        The Board recommends a vote "FOR" ratification of the selection of KPMG as our independent registered public accounting firm for calendar 2015.

AUDIT COMMITTEE REPORT

        Our Audit Committee reviews our financial reporting process on behalf of our Board. In fulfilling its responsibilities, the Audit Committee has reviewed and discussed the audited financial statements contained in the 2014 Annual Report on Form 10-K with our management and our independent registered public accounting firm, KPMG. Our management is responsible for the financial statements and the reporting process, including the system of internal controls. KPMG is responsible for expressing an opinion on the conformity of those audited financial statements with U.S. generally accepted accounting principles and expressing an opinion on the effectiveness of the Company's internal control over financial reporting.

        The Audit Committee has discussed with KPMG the matters requiring discussion by Statement on Auditing Standard No. 16, Communication with Audit Committees (as amended), and all other matters required to be discussed with the auditors. In addition, the Audit Committee has received the written disclosures and the letter from KPMG required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor's communications with the Audit Committee concerning independence, and has discussed with the independent auditors their independence. The Audit Committee has concluded that the independent auditors currently meet applicable independence standards.

        Based on the reviews and discussions to which we refer above, the Audit Committee recommended to our Board (and our Board has approved) that the audited financial statements be included in our 2014 Annual Report on Form 10-K, for filing with the SEC.

Audit Committee of the Board of Directors

Lloyd Hill (Chairman)
Anthony J. Saich
Kathleen M. Pawlus

PRINCIPAL ACCOUNTING FEES AND SERVICES

        The following table shows the fees that the Company was billed for the audit and other services provided by KPMG for the twelve months ended December 31, 2014 and the twelve months ended December 31, 2013. The Audit Committee has considered whether the provision of such services is compatible with maintaining the independence of KPMG and determined they were compatible. The Audit Committee has the sole right to engage and terminate the Company's independent registered public accounting firm, to pre-approve their performance of audit services and permitted non-audit services, and to approve all audit and non-audit fees.

Type of Fee	Twelve Months Ended December 31, 2014	Twelve Months Ended December 31, 2013
Audit Fees(a)	$1,257,690	$1,005,103
Audit-Related Fees(b)	942,928	1,749,161
Tax Fees(c)	57,121	204,197
All Other Fees(d)	—	55,414

Total	$2,257,739	$3,013,875

(a)
Audit Fees include the audit of our annual financial statements and our internal control over financial reporting, review of financial statements included in our Quarterly Reports on Form 10-Q and services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements for the twelve months ended December 31, 2014 and the twelve months ended December 31, 2013. Calendar 2014 was the first year our internal control over financial reporting was required to be audited.

(b)
Audit-Related Fees includes assurance and related services by KPMG that are reasonably related to the performance of the audit or review of our financial statements and are not reported under "Audit Fees." The services for the fees disclosed under this category include other accounting related work, registration statement work and work related to the Merger and other acquisitions.

(c)
Tax Fees include professional services rendered by KPMG for tax return preparation and tax compliance.

(d)
All Other Fees relate to litigation support.

Audit Committee Pre-Approval Policy

        The Audit Committee has adopted policies and procedures for the pre-approval of audit services and permitted non-audit services to be performed by our independent registered public accounting firm in order to assure that the provision of such services does not impair the independent registered public accounting firm's independence. The policies provide general pre-approval for certain types of services, as well as approved costs for those services. The term of any general pre-approval is 12 months from the date of pre-approval unless the Audit Committee specifies otherwise. Any costs or services that are not given general pre-approval require specific pre-approval by the Audit Committee. The policy directs that, if management must make a judgment as to whether a proposed service is a pre-approved service, management should seek approval of the Audit Committee before such service is performed.

        Requests to provide services that require specific approval by the Audit Committee must be submitted to the Audit Committee by both the independent auditor and management, and must include a joint statement as to whether, in their view, the request or application is consistent with the SEC's rules on auditor independence. Under the Audit Committee's pre-approval policy, the chairman of the

Audit Committee has the authority to address any requests made for pre-approval of services between Audit Committee meetings, and the chairman must report any pre-approval decisions made between Audit Committee meetings to the Audit Committee at its next scheduled meeting. The policy prohibits the Audit Committee from delegating its responsibility to pre-approve any permitted services to management.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

        The Compensation Committee has reviewed and discussed with management the disclosures contained in the following section entitled "Compensation Discussion and Analysis." Based on this review and discussion, the Compensation Committee recommended to the Board that the section entitled "Compensation Discussion and Analysis" be included in this Proxy Statement for the Annual Meeting.

Members of the Compensation Committee:

Chaohui Liu (Chairman)
Ning Ye
Lloyd Hill

COMPENSATION DISCUSSION AND ANALYSIS

Advisory Vote on Executive Compensation

        The Board and the Compensation Committee continually evaluate our compensation policies and practices. As part of that process, the Board and the Compensation Committee consider the results of our stockholder advisory vote on executive compensation, commonly known as the "say-on-pay" vote. At the 2014 Annual Meeting, approximately 99% of the votes cast in connection with the stockholders advisory vote on compensation of the Named Executive Officers were cast in favor of the proposal. The Company has considered this voting result, and in light of our stockholders' substantial support, our compensation policies and decisions, as explained in this Compensation Discussion and Analysis, continue to be focused on financial performance and aligning the interests of executives with the interests of stockholders.

Certain Background Information

        This section discusses the material elements of compensation awarded to, earned by or paid to our principal executive officer, our principal financial officer and our three other most highly compensated executive officers. These individuals are referred to as the "Named Executive Officers."

        Our executive compensation programs are determined and approved by our Compensation Committee or, in some cases, by the entire Board based upon the recommendation of the Compensation Committee. None of the Named Executive Officers are members of the Compensation Committee or had any role, other than the CEO as described below, in determining the compensation of other Named Executive Officers. Our CEO works together with the Compensation Committee in setting compensation levels and bonuses for our executive officers other than the CEO. Certain elements of compensation are governed by the employment agreement for each Named Executive Officer, discussed below under "Description of Employment Agreements."

        Fiscal Year Change:    On November 15, 2012, we announced that we changed our fiscal year to a calendar year so that the fiscal year begins on January 1st and ends on December 31st of each year. Prior to the change, we had a 52/53 week fiscal year ending on the Thursday closest to the last day of March. All references to the transition period ("Transition Period") cover the period March 30, 2012 through December 31, 2012. All references to 2014 and 2013 refer to the calendar year ended December 31, 2014 and December 31, 2013, respectively.

Executive Compensation Philosophy, Program Objectives and Overview

        The goals of the Compensation Committee with respect to executive compensation are:

  •
  to attract, retain, motivate and reward talented executives;

  •
  to tie annual compensation incentives to the achievement of specified performance objectives; and

  •
  to achieve long-term creation of value for our stockholders by aligning the interests of these executives with those of our stockholders.

        To achieve these goals, we endeavor to maintain compensation plans that are intended to tie a substantial portion of executives' overall compensation to key strategic, operational and financial goals and other non-financial goals that the Compensation Committee deems important. The Compensation Committee evaluates our compensation programs on an annual basis to ensure they are supportive of these goals, and our business strategy and align the interests of our executives with those of our stockholders.

        Total compensation opportunity must serve to attract and retain top performing executives. One factor in establishing our executive compensation target pay levels is relative competitiveness in relation to relevant market data. The Committee reviews data ranging from the 25th to the 75th market percentile and generally sets target pay opportunity with reference to market median.

Executive Compensation Changes Related to the IPO

        In light of our IPO, the Compensation Committee implemented a number of changes to our 2014 compensation programs in order to ensure their efficacy in aligning the interests of management with those of our stockholders as we transitioned to a publicly traded company, including:

  •
  shifted the focus of our annual incentive performance objectives to adjusted EBITDA from adjusted net income;

  •
  terminated our pre-IPO cash-based management profit sharing plan;

  •
  introduced an equity-based incentive program;

  •
  established incentive performance objectives for equity awards utilizing free cash flow in some instances and cash flow from operating activities in others;

  •
  introduced stock ownership guidelines for our top executives;

  •
  adopted a peer group of 13 film/entertainment/restaurant industry competitors; and

  •
  adjusted Named Executive Officer target incentive opportunities to be more consistent with publicly traded peers.

Executive Compensation Program Elements

        Our executive compensation program consists of the elements described below. The Compensation Committee determines the portion of compensation allocated to each element for each individual Named Executive Officer.

        The Compensation Committee believes that the use of the combination of base salary, annual incentive compensation, and equity participation offers the best approach to achieving our compensation goals, including attracting and retaining talented and capable executives and motivating our executives and other officers to expend maximum effort to improve the business results, earnings and overall value of our business. To achieve these goals, we endeavor to maintain compensation plans that are intended to tie a substantial portion of executives' overall compensation to key strategic, operational and financial goals such as achievement of target levels of adjusted EBITDA, free cash flow, operating cash flows, and other non-financial goals that the Compensation Committee deems important.

Base Salaries

        Base salaries for our Named Executive Officers are established based on the scope of their responsibilities, taking into account competitive market compensation for similar positions, as well as seniority of the individual, our ability to replace the individual and other primarily judgmental factors deemed relevant by the Compensation Committee. Base salaries for our Named Executive Officers are reviewed from time to time by the Compensation Committee and may be increased pursuant to such review and/or in accordance with guidelines contained in the various employment agreements in order to realign salaries with market levels after taking into account individual responsibilities, performance and experience. Base salaries for our Named Executive Officers increased between 1.5% and 18.5% from December 31, 2013 to December 31, 2014.

Annual Incentive Compensation Program

        The Compensation Committee has the authority to award annual incentive bonuses to our Named Executive Officers pursuant to our annual incentive compensation program ("AIP"), which historically have been paid in cash and traditionally have been paid in a single installment in the first quarter of the subsequent year upon certification of performance by the Compensation Committee. Under employment agreements with our Named Executive Officers, each Named Executive Officer is eligible for an annual bonus, as it may be determined by the Compensation Committee from time to time. We believe that annual bonuses based on performance serve to align the interests of management and stockholders. Individual bonuses are performance based and, as such, can be highly variable from year to year. The annual incentive bonuses for our Named Executive Officers are determined by our Compensation Committee, taking into account the recommendation of our CEO (except with respect to his own bonus).

        Commencing in 2014, we increased the target incentive under the AIP for certain Named Executive Officers. In the case of Mr. Lopez, his target incentive under the AIP is 90% of his base salary. With respect to each of Mr. Ramsey and Mr. John McDonald, the target incentive under the AIP is 70% of base salary and, with respect to each of Ms. Frank and Mr. Mark McDonald, the target incentive under the AIP is 65% of base salary.

        In 2014, we adjusted how we measured performance for purposes of the AIP. We changed the company component of the performance measures from net income targets to adjusted EBITDA targets, and we included an annual industry attendance adjustment to the extent that actual industry attendance differs from expectations used in setting our adjusted EBITDA target so that participants will not be penalized or rewarded for non-controllable industry results. See Item 1 of Part I included in our 2014 Annual Report on Form 10-K for information regarding industry attendance included in the section "Theatrical Exhibition Industry and Competition."

        The aggregate bonus under our AIP for each Named Executive Officer was apportioned to a company component and an individual component. The company component was based on attainment of 2014 targeted adjusted EBITDA (Adjusted EBITDA less cash distributions of earnings from our equity method investees, and decreased by the industry attendance adjustment) of $420,735,000 at which the Company component of the AIP would be paid at 100%. The industry attendance adjustment mechanism is objective in nature and was established at the time the target was set by the Compensation Committee. The industry attendance adjustment provides for a 2.6% increase or decrease to the initial adjusted EBITDA target for each 1% variance in industry attendance as compared to the assumed level of industry attendance used to determine the initial adjusted EBITDA target under the AIP for 2014, up to a maximum of 5% variance from assumed industry attendance for 2014. Under the AIP, the company component payout is on a scale ranging from 0% to 200% of target based on attained industry attendance adjusted EBITDA ranging from a threshold of $336,588,000 to a maximum of $504,882,000. The following table presents the AIP payout scale for the company component:

        The individual component of the bonus is based on achievement of individual key performance objectives and overall individual performance and contribution to our strategic and financial goals. Under the AIP, our Compensation Committee and, except with respect to his own bonus, CEO, retain certain discretion to decrease or increase individual component bonuses relative to the targets based on qualitative or other subjective factors deemed relevant by the Compensation Committee.

        Our Compensation Committee and the Board have approved bonus amounts to be paid in calendar 2015 for the performance during calendar 2014. The Company attained adjusted EBITDA of $428,682,000 for the twelve months ended December 31, 2014, which was equivalent to a 109.5% payout of the company component. The individual component of the bonus, which was subject to the approval by the Compensation Committee, was approved following a review of each Named Executive Officer's individual performance and contribution to our strategic and financial goals. Individual component bonuses of the AIP attained by the Named Executive Officers ranged from 109.5% to 120.0% of target.

        The following table summarizes the AIP bonus for our Named Executive Officers for calendar 2014:

	2014 Base Salary	Target AIP Bonus as % of Base Salary	Target Bonus Amount	% Allocated to Company Component	% Allocated to Individual Component	Company Component Achievement (109.5% Target)	Individual Component Achievement (109.5% to 120.0% Target)	Total AIP Bonus Amount
Gerardo I. Lopez	$897,625	90	$807,850	80	20	$707,699	$176,897	$884,596
Craig R. Ramsey	492,275	70	344,600	80	20	301,892	75,446	377,338
John D. McDonald	475,020	70	332,500	80	20	291,270	79,800	371,070
Elizabeth Frank	482,125	65	313,400	60	40	205,915	137,885	343,800
Mark A. McDonald	429,563	65	279,200	60	40	183,413	134,040	317,453

Pre-IPO Cash-Based Management Profit Sharing Plan

        In connection with the IPO, the cash-based management profit sharing plan ("MPSP") was terminated and the Company adopted an equity-based incentive program for calendar year 2014. See "Equity-Based Incentive Compensation Program" below. For 2013, awards under the MPSP were payable in cash and were subject to the Company achieving a predetermined adjusted net income target (as defined in the plan) for the applicable plan year. The calculation of net income, as described in the MPSP, could be adjusted for certain predefined exclusions and transactions ("adjusted net income") resulting from any interest charge on capital contributions, interest reductions, disposition of certain equity method investments or strategic assets, push down accounting adjustments directly related to the Merger, MPSP bonuses, and increased by 20% of dividends paid by the Company. If the adjusted net income was equal to or exceeded 100% of targeted adjusted net income, the Company paid MPSP participants an aggregate amount equal to 10% of the adjusted net income and each Named Executive Officer received an allocated portion of the total bonus amount. No MPSP incentive bonus could be paid below attainment of 100% of targeted adjusted net income.

        For calendar 2013, the MPSP was based on attainment of an adjusted net income target of $50,000,000. For the MPSP year ended December 31, 2013, the Company obtained an adjusted net income of $109,404,000. The Compensation Committee approved the MPSP bonus of 10% of such adjusted net income and each Named Executive Officer received an approved allocation of the aggregate MPSP bonus.

Equity-Based Incentive Compensation Program

        In December of 2013, in conjunction with the IPO, the Board adopted and the Company's then-sole stockholder approved the 2013 Equity Incentive Plan. The 2013 Equity Incentive Plan provides for grants of non-qualified stock options, incentive stock options, stock appreciation rights, restricted stock awards, restricted stock units ("RSU"), performance stock units ("PSU"), stock awards, and cash performance awards. We believe that the equity-based incentive compensation program furthers our goal to attract, retain and motivate talented executives by enabling such executives to participate in the Company's long-term growth and financial success and aligns the interests of management and stockholders. The maximum number of shares of Class A common stock available for delivery pursuant to awards granted under the 2013 Equity Incentive Plan is 9,474,000 shares. As of December 31, 2014, there were 8,608,822 shares remaining available for issuance.

        The 2013 Equity Incentive Plan is administered by the Compensation Committee. Subject to the limitations set forth in the 2013 Equity Incentive Plan, the Compensation Committee has the authority to determine the persons to whom awards are to be granted, prescribe the restrictions, terms and conditions of all awards, interpret the 2013 Equity Incentive Plan and adopt rules for the administration, interpretation and application of the 2013 Equity Incentive Plan.

Equity Awards Granted in 2014

        On January 2, 2014, the Board approved grants of RSUs and PSUs to certain of the Company's employees under the 2013 Equity Incentive Plan. Each RSUs and PSUs represented the right to receive one share of Class A common stock on a future settlement date. Settlement of the RSUs and PSUs may be accelerated under certain circumstances. See "Potential Payments Upon Termination or Change of Control."

        RSUs.    With respect to our Named Executive Officers, 50% of the grant consisted of RSUs. The RSUs would vest if the Company achieved the cash flow from operating activities target of $100,000,000 for the twelve months ended December 31, 2014. These awards did not contain a service condition. The RSUs will not be settled, and will be non-transferable, until the third anniversary of the grant date. A dividend equivalent equal to the amount paid in respect of one share of Class A common stock underlying the RSUs began to accrue with respect to the RSUs on the date of grant. Such accrued dividend equivalents are paid to the holder upon certification by the Compensation Committee that the cash flow from operating activities target has been met. Thereafter, dividend equivalents are paid to the holder whenever dividends are paid on the Class A common stock. The Company attained cash flow from operating activities of $297,302,000 during the twelve months ended December 31, 2014, therefore, the RSUs vested.

        PSUs.    The remaining 50% of the grant with respect to our Named Executive Officers consisted of PSUs. The PSUs would vest on December 31, 2014, subject to the holder's continuous service for the Company through such vesting date and certification of achievement of a free cash flow performance target. The PSUs would vest ratably based on a scale ranging from 80% to 120% of the performance target with the vested amount ranging from 30% to 150%. Once vested, the PSUs will be settled without regard to the holder's continued service with the Company. The PSUs will not be settled, and will be non-transferable, until the third anniversary of the date of grant. A dividend equivalent equal to the amount paid in respect of one share of Class A common stock underlying the PSUs began to accrue with respect to the PSUs on the date of grant. Such accrued dividend equivalents are paid to the holder upon vesting of the PSUs. Thereafter, dividend equivalents are paid to the holder whenever dividends are paid on the Class A common stock.

        The Board and Compensation Committee approved a modification to the performance target of the original PSU grant, which resulted in re-measurement of the fair value of the PSU awards as of September 15, 2014. In September 2014, the Board approved an increase in authorized capital expenditures for 2014 of $38,800,000 to accelerate deployment of certain customer experience enhancing strategic initiatives. This increase in capital expenditures was not contemplated at the time the free cash flow target for the PSU awards was established. To prevent the incremental capital expenditures from negatively impacting the PSU grant, the Compensation Committee adjusted the performance target by the amount of the additional capital expenditures authorized in September of 2014. The fair value of the stock at the modification date of September 15, 2014 was $24.60 per share and was based on the closing price of the Company's common stock.

        The PSUs vest ratably based on a modified free cash flow threshold of $56,318,000, a modified free cash flow target of $70,397,000, and a modified free cash flow maximum of $84,476,000, with the vested amount of PSUs ranging from 30% to 150% of the award. The following table presents the PSU performance and payout scale:

        The Company achieved the modified free cash flow performance at target of $70,397,000 during the twelve months ended December 31, 2014 and each Named Executive Officers met his/her one-year service condition, therefore, 100% of the PSUs vested on December 31, 2014.

Special Incentive Bonuses

        Pursuant to Mr. Lopez's previous employment agreement, Mr. Lopez was entitled to a special incentive bonus (the "Prior Special Incentive Bonus") of an aggregate of $2,000,000 that vests at the rate of $400,000 per year over five years, effective March 2009, provided that he remains employed on each vesting date. The fifth and final installment of the Prior Special Incentive Bonus was paid in March 2014.

        Effective December 23, 2013, Mr. Lopez's new employment agreement provides for a special incentive bonus (the "Special Incentive Bonus") of an aggregate of $1,200,000 that vests and is payable at the rate of $400,000 per year over three years, provided he remains employed on each applicable vesting date, December 23rd. We believe the bonus is an incentive for the Named Executive Officer to remain employed with the Company through the three year vesting period. The first installment of the Special Incentive Bonus was paid in December 2014 and the second and third installments are payable upon vesting. The new employment agreement is discussed below under "Description of Employment Agreements—Salary and Bonus Amounts." See also, "Potential Payments Upon Termination or Change of Control" for further information.

Changes to Compensation Program for 2015

        Commencing in 2015, the Company changed the target incentive mix under the AIP for certain Named Executive Officers. In the case of Mr. Lopez and Mr. Ramsey, their target incentives under the AIP for the company component will be 100% and the individual component will be 0%. Previously, their target incentives for the company component was 80% and the individual component was 20%. In addition, the Company increased the target incentive under the AIP for Mr. Lopez to 100% of his base salary. Also, commencing in 2015, the Compensation Committee may reduce the AIP incentive otherwise payable to Mr. Lopez and Mr. Ramsey in the event the Company fails to achieve a net income threshold established by the Compensation Committee.

Retirement Benefits

        We provide retirement benefits to the Named Executive Officers under both qualified and non-qualified defined benefit and defined contribution retirement plans. The Defined Benefit Retirement Income Plan for Certain Employees of American Multi Cinema, Inc. ("AMC Defined Benefit Retirement Income Plan") and the AMC 401(k) Savings Plan are both tax-qualified retirement plans in which the Named Executive Officers participate on substantially the same terms as our other participating employees. Due to limitations on benefits imposed by the Employee Retirement Income Security Act of 1974 ("ERISA"), we established a non-qualified supplemental defined benefit plan (the "AMC Supplemental Executive Retirement Plan"). On November 7, 2006, our Board approved a proposal to freeze the AMC Defined Benefit Retirement Income Plan and the AMC Supplemental Executive Retirement Plan, effective as of December 31, 2006. Benefits no longer accrue under the AMC Defined Benefit Retirement Income Plan or the AMC Supplemental Executive Retirement Plan for our Named Executive Officers or for other participants.

        The "Pension Benefits" table and related narrative section "Pension and Other Retirement Plans" below describes our qualified and non-qualified defined benefit plans in which our Named Executive Officers participate.

Non-Qualified Deferred Compensation Program

        Named Executive Officers are permitted to elect to defer base salaries and their cash bonuses under the AMC Non-Qualified Deferred Compensation Plan. Amounts deferred under the plans are credited with an investment return determined as if the participant's account were invested in one or more investment funds made available by the Committee and selected by the participant. The Company may, but need not, credit the deferred compensation account of any participant with a discretionary or profit sharing credit as determined by the Company. We believe that providing the Named Executive Officers with deferred compensation opportunities is a cost-effective way to permit officers to receive the tax benefits associated with delaying the income tax event on the compensation deferred, even though the related deduction for the Companies is also deferred.

        The "Non-Qualified Deferred Compensation" table and related narrative section below describe the non-qualified deferred compensation plan and the benefits thereunder.

Severance and Other Benefits Upon Termination of Employment

        We believe that the occurrence, or potential occurrence, of a change of control transaction will create uncertainty regarding the continued employment of our executive officers. This uncertainty results from the fact that many change of control transactions result in significant organizational changes, particularly at the senior executive level. In order to encourage certain of our executive officers to remain employed with us during an important time when their prospects for continued employment following the transaction are often uncertain, we provide the executives with severance benefits if they terminate their employment within a certain number of days following specified changes in their compensation, responsibilities or benefits following a change of control. Accordingly, we provide such protections for each of the Named Executive Officers and for other of our senior officers in their respective employment agreements. The Compensation Committee evaluates the level of severance benefits provided to our executive officers on a case-by-case basis. We consider these severance protections consistent with competitive practices.

        As described in more detail below under "Compensation Discussion and Analysis—Potential Payments Upon Termination or Change of Control," pursuant to their employment agreements, each of the Named Executive Officers is entitled to severance benefits in the event of termination of employment without cause and certain Named Executive Officers are entitled to severance benefits upon death or disability. In the case of Mr. Lopez and Ms. Frank, resignation for good reason also entitles him/her to severance benefits.

All Other Compensation

        The other compensation provided to each Named Executive Officer is reported in the All Other Compensation column of the "Summary Compensation Table" below, and is further described in footnote (9) to that table. All other compensation during the twelve months ended December 31, 2014 consists of Company matching contributions under our 401(k) savings plan, which is a qualified defined contribution plan, life insurance premiums, and personal use of corporate aircraft and other perquisites. On occasion, our Named Executive Officers receive event tickets from the Company, amusement park passes, event tickets and gifts from vendors for personal use and there is no incremental cost associated with these items.

Independent Compensation Consultant

        Since August, 2013, the Compensation Committee retained the services of Pay Governance LLC ("Pay Governance") as independent executive compensation consultant to advise the Compensation Committee on compensation matters related to the executive and director compensation programs. Pay Governance also advised the Compensation Committee on changes to be made to the Company's executive and director pay programs that would be effective following the IPO. In 2014, Pay Governance assisted the Compensation Committee with, among other things:

  •
  executive and director market pay analysis;

  •
  reviewing and making changes to the compensation peer group;

  •
  development of 2014 and 2015 executive and director pay programs;

  •
  CEO Pay Recommendations; and

  •
  drafting the 2014 Proxy Statement and Compensation, Discussion and Analysis disclosures.

        Pay Governance reports to the Compensation Committee and has direct access to the Chairman and the other members of the Compensation Committee. Beyond advice related to the executive and director compensation programs, Pay Governance did provide other services to the Company in 2014, but the amount paid to Pay Governance was immaterial. The Compensation Committee reviewed the nature of its relationship with Pay Governance and has concluded that Pay Governance's work for the Compensation Committee does not raise any conflicts of interest with respect to Pay Governance's independence.

Adoption of a Peer Group

        In connection with the IPO, the Company adopted a peer group of companies as a reference group to provide a broad perspective on competitive pay levels and practices. Based on recommendations from Pay Governance, the Company's peer group consists of the following companies: Brinker International, Inc., Carmike Cinemas Inc., The Cheesecake Factory Incorporated, Chipotle Mexican Grill, Inc., Cinemark Holdings Inc., DreamWorks Animation SKG Inc., IMAX Corporation, Lions Gate Entertainment Corp., Netflix, Inc., Panera Bread Co., Regal Entertainment Group, SIRIUS XM Radio Inc. and Wynn Resorts LTD.

Compensation Claw-back Under Certain Circumstances

        For a period of three years following termination of the MPSP, any payment under the MPSP is subject to mandatory repayment to the extent that such payment was based upon materially inaccurate financial statements. In addition, pursuant to the terms of the 2013 Equity Incentive Plan, for a period of one year following the date on which the value of an award under the 2013 Equity Incentive Plan is realized, such value must be repaid in the event (i) the Named Executive Officer is terminated for "Cause" (as defined in the Named Executive Officer's respective employment agreement), or (ii) after termination for any other reason it is determined that such Named Executive Officer (a) engaged in an act during his or her employments that would have warranted termination for "Cause", or (b) engaged in conduct that violated a continuing obligation to the Company. Mr. Lopez's and Ms. Frank's employment agreements require repayment of any bonus compensation based on materially inaccurate financial statements or performance metrics.

Executive Stock Ownership Guidelines

        The Company has adopted stock ownership guidelines for our executives, including our Named Executive Officers. Our CEO is required to acquire and hold shares of our Class A common stock with a fair value at least equal to three times his base salary, and the other Named Executive Officers are required to acquire and hold shares of our Class A common stock with a fair value at least equal to two times their respective base salaries. Each Named Executive Officer is required to achieve the applicable guideline ownership amount within three years following the IPO. Further, our Insider Trading Policy prohibits the Named Executive Officers from entering into hedging positions with respect to their stock ownership. Pursuant to the Management Stockholders Agreement, our Named Executive Officers may not transfer shares of the Company acquired in connection with the Merger without the written consent of Wanda prior to January 1, 2016, after which certain limitations on transfer continue for a period of two years.

Limitation of Liability and Indemnification of Directors and Officers

        In 2013, we entered into indemnification agreements with each of our directors and officers. These indemnification agreements may require us, among other things, to indemnify our directors and officers against liabilities that may arise by reason of their status or service as directors or officers, other than liabilities arising from willful misconduct. These indemnification agreements may also require us to advance any expenses incurred by the directors or officers as a result of any proceeding against them as to which they could be indemnified and to obtain directors' and officers' insurance, if available on reasonable terms.

IRS Code Section 162(m)

        Section 162(m) of the Internal Revenue Code generally disallows publicly held companies a tax deduction for compensation in excess of $1,000,000 paid to their chief executive officer and the three other most highly compensated executive officers (other than the chief financial officer) unless such compensation qualifies for an exemption for certain compensation that is based on performance. Our intent generally is to design and administer executive compensation programs in a manner that will preserve the deductibility of compensation paid to our executive officers, and we believe that a substantial portion of our current executive compensation program satisfies the requirements for exemption from the $1,000,000 deduction limitation, to the extent applicable, taking into account the special rules that apply to compensation provided pursuant to agreements in effect prior to an IPO. However, we reserve the right to design programs that recognize a full range of performance criteria important to our success, even where the compensation paid under such programs may not be deductible. The Compensation Committee will continue to monitor the tax and other consequences of our executive compensation program as part of its primary objective of ensuring that compensation paid to our executive officers is reasonable, performance based and consistent with the goals of the Company and its stockholders.

Summary Compensation Table

        The following table presents information regarding compensation of our principal executive officer, our principal financial officer, and our three other most highly compensated executive officers for services rendered during the twelve months ended December 31, 2014. These individuals are referred to as "Named Executive Officers."

Name and Principal Position(1)	Year(2)	Salary ($)(3)	Bonus ($)(4)	Stock Awards ($)(5)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(6)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(7)(8)	All Other Compensation ($)(9)	Total ($)
Gerardo I. Lopez	CY2014	$930,222	$800,000	$2,258,032	$—	$884,596	$28,216	$75,908	$4,976,974
Chief Executive Officer,	CY2013	833,414	400,000	2,160,000	—	3,247,350	43,218	72,047	6,756,029
President and Director	T2012	567,150	1,750,000	—	—	1,520,698	7,387	283,592	4,128,827
Craig R. Ramsey	CY2014	510,985	—	875,628	—	377,338	103,441	15,548	1,882,940
Executive Vice President	CY2013	483,923	—	1,007,604	—	1,427,579	19,777	21,763	2,960,646
and Chief Financial Officer	T2012	325,192	1,500,000	—	—	734,298	32,771	163,682	2,755,943
John D. McDonald	CY2014	493,074	—	875,628	—	371,070	248,446	6,774	1,994,992
Executive Vice President	CY2013	467,112	—	837,612	—	1,406,579	57,981	16,262	2,785,546
North American Operations	T2012	317,885	350,000	—	—	722,338	131,409	161,784	1,683,416
Elizabeth Frank	CY2014	500,449	—	875,628	—	343,800	—	11,570	1,731,447
Executive Vice President	CY2013	474,327	—	837,612	—	1,341,604	—	13,916	2,667,459
and Chief Content and	T2012	328,846	1,000,000	—	—	655,678	—	60,286	2,044,810
Programming Officer
Mark A. McDonald	CY2014	444,167	—	875,628	—	317,453	217,612	6,003	1,860,863
Executive Vice President,	CY2013	361,490	—	837,612	—	1,312,104	65,641	10,456	2,587,303
Global Development	T2012	237,500	350,000	—	—	529,678	87,794	59,020	1,263,992

(1)
The principal positions shown are at December 31, 2014.

(2)
CY2014 and CY2013 represent the twelve months ended December 31, 2014 and the twelve months ended December 31, 2013, respectively. The Transition Period ("T2012") represents the period from March 30, 2012 through December 31, 2012.

(3)
For CY2014, the base salary amounts included an additional pay period as a result of the timing and cut-off of the payroll calendar year.

(4)
The bonus activity for Mr. Lopez for 2014 reflects payment of his Special Incentive Bonus and final payment for his Prior Special Incentive Bonus. See "Compensation Discussion and Analysis—Special Incentive Bonuses" above for further information.

(5)
As required by SEC Rules, amounts shown in this column, "Stock Awards," presents the aggregate grant date fair value of RSUs, PSUs, and stock awards granted in each year in accordance with ASC 718, Compensation—Stock Compensation. See also Note 10—Stockholders' Equity to our audited financial statements for calendar year ended December 31, 2014, included in our 2014 Annual Report on Form 10-K. These awards were made under the provisions of the equity-based incentive compensation program. See "Compensation Discussion and Analysis—

  Equity Awards Granted in 2014" above for information regarding the awards and the performance criteria.
  For CY2014, the fair value of the RSUs and PSUs at the January 2, 2014 date of grant was $20.18 per share and was based on the closing price of the Company's common stock on January 2, 2014. The Board and Compensation Committee approved a modification to the performance target of the original PSU grant, which resulted in re-measurement of the fair value of the PSU awards as of September 15, 2014. The re-measured fair value at the PSU modified grant date was $24.60 per share and was based on the closing price of the Company's common stock on September 15, 2014. The amounts reported in this column were based on the grant date fair value of $20.18 for the RSUs and the modified grant date fair value of $24.60 for the PSUs. See "Compensation Discussion and Analysis—Equity Awards Granted in 2014" above for information regarding the modification of the PSU performance target.

(6)
See "Compensation Discussion and Analysis—Annual Incentive Compensation Program" above for a discussion of the terms of our AIP.

(7)
This column includes the aggregate increases and decreases in actuarial present value of each Named Executive Officer's accumulated benefit amounts. The aggregate decreases in actuarial present value in calendar 2013 amounts have been omitted from the Summary Compensation Table:

		Defined Benefit Plan	Supplemental Executive Retirement Plan
Craig R. Ramsey	CY2014	$54,746	$28,385
	CY2013	(5,309)	(2,753)
	T2012	21,581	11,190
John D. McDonald	CY2014	149,880	77,711
	CY2013	(25,292)	(13,113)
	T2012	84,072	43,591
Mark A. McDonald	CY2014	129,158	62,643
	CY2013	(24,335)	(11,803)
	T2012	53,717	26,053
(8)
This column also includes the nonqualified deferred compensation above market earnings for the difference between market interest rates determined pursuant to SEC rules and the interest contingently credited by the Company on salary deferred by the Named Executive Officers. For CY2014, the above market earnings of 6.0% to 9.5% for, Mr. Gerardo Lopez, Mr. Craig Ramsey, Mr. John McDonald, and Mr. Mark McDonald were $28,216, $20,310, $20,855, and $25,811 respectively. For CY2013, the above market earnings of 11.1% to 21.7% for, Mr. Gerardo Lopez, Mr. Craig Ramsey, Mr. John McDonald, and Mr. Mark McDonald were $43,218, $19,777, $57,981, and $65,641 respectively. For T2012, the above market earnings of 4.9% to 7.8% for Mr. Gerardo Lopez, Mr. John McDonald, and Mr. Mark McDonald were $7,387, $3,746, and $8,024, respectively. Further discussion on the nonqualified deferred compensation for the Named Executive Officers can be found in the "Compensation Discussion and Analysis—Nonqualified Deferred Compensation" section.

(9)
All Other Compensation is comprised of Company matching contributions under our 401(k) savings plan which is a qualified defined contribution plan, life insurance premiums, and personal use of the corporate aircraft and other perquisities. The following table summarizes "All Other Compensation" provided to the Named Executive Officers for the twelve months ended December 31, 2014:

	Company Matching Contributions to 401(k) Plan	Life Insurance Premiums	Personal Use of Corporate Aircraft and other Perquisites(a)	Total
Gerardo I. Lopez	$10,400	$3,294	$62,214	$75,908
Craig R. Ramsey	10,400	5,148	—	15,548
John D. McDonald	3,420	3,354	—	6,774
Elizabeth Frank	10,400	1,170	—	11,570
Mark A. McDonald	2,649	3,354	—	6,003

(a)
The Company has acquired a fractional share of an aircraft for use in conducting the Company's business. Our CEO is occasionally permitted to use the aircraft for personal use. In addition, from time to time business travel on the Company's aircraft requires multi-leg flights, a portion of which are deemed personal to the extent they involve commuting. The incremental cost for the personal use and the commuting aspect of multi-leg business trips includes variable costs incurred, such as hourly charges, fuel charges, applicable taxes and miscellaneous fees and excludes non-variable costs such as the Company's monthly management fee for the corporate aircraft. Infrequently, family of Named Executive Officers ride along on the Company aircraft when the aircraft is already going to a specific destination for a business purpose. To the extent there is additional incremental cost associated with the family member's use, such amount is included in perquisites. The incremental costs associated with Mr. Lopez's use of the Company aircraft in 2014 totaled $59,414. Other perquisites includes costs related to personal aspects of attendance of Mr. Lopez and his spouse at certain Company business functions at the request of the Company, and event tickets from the Company and amusement park passes, event tickets and gifts from vendors for personal use for which there is no incremental cost. Our Other Named Executive Officers also receive such event tickets from the Company and amusement park passes, event tickets and gifts from vendors. The Company does not provide any of our other Named Executive Officers with perquisites for which the aggregate value exceeds $10,000.

Description of Employment Agreements—Salary and Bonus Amounts

        We have entered into employment agreements with each of our Named Executive Officers. Change of control, severance arrangements and restrictive covenants in each of NEO's employment agreements are discussed in detail below in the narrative section "Potential Payments Upon Termination or Change of Control."

        Pursuant to each Named Executive Officer's employment agreement, the executive has agreed not to disclose any confidential information about the Company at any time during or after his/her employment with the Company.

        Gerardo I. Lopez.    We entered into an employment agreement with Mr. Lopez that became effective on December 23, 2013. Mr. Lopez's employment agreement includes a three-year initial term, with automatic one-year extensions each year unless the Company or Mr. Lopez provides notice not to extend. The agreement provides that Mr. Lopez will receive an annual base salary of no less than $835,000, and a target incentive bonus was determined by the Board (or a committee thereof) under the terms of the annual incentive plan in effect for the applicable fiscal year. The Board or Compensation Committee, based on its review, has discretion to increase (but not reduce) the base salary each year. In addition, Mr. Lopez's agreement provides for a Special Incentive Bonus of $1,200,000 that vests at the rate of $400,000 per year over three years, provided he remains employed on each applicable vesting date.

        Craig R. Ramsey.    We entered into an employment agreement with Mr. Ramsey on July 1, 2001. The term of the agreement is for two years, with automatic one-year extensions each year. The agreement provides that Mr. Ramsey will receive an annual base salary that is subject to annual review by the Compensation Committee, and can be increased but not decreased, and annual bonuses based on the applicable incentive program of the Company. In making its determination with respect to salary and bonus payout levels under the agreement, the Compensation Committee considers the factors discussed in the "Current Executive Compensation Program Elements" of the Compensation Discussion and Analysis above.

        Elizabeth Frank.    We entered into an employment agreement with Ms. Frank on August 18, 2010. The term of the agreement is for two years, with automatic one-year extensions each year. The agreement provides that Ms. Frank will receive an annual base salary that is subject to annual review by the Compensation Committee and can be increased but not decreased. The employment agreement provides that Ms. Frank's target incentive bonus shall be determined by the Board (or a committee thereof) and equal to at least 60% of the base salary. See "Executive Compensation Program Elements"—"Annual Performance Bonus" above for information regarding the increase in the target incentive bonus under the AIP. In making its determination with respect to salary and bonus payout levels, the Committee considers the factors discussed in the "Current Executive Compensation Program Elements" of the Compensation Discussion and Analysis above.

        John D. McDonald.    We entered into an employment agreement with Mr. McDonald on July 1, 2001. The term of the agreement is for two years, with automatic one-year extensions each year. The agreement provides that Mr. McDonald will receive an annual base salary that is subject to annual review by the Compensation Committee, and can be increased but not decreased, and annual bonuses based on the applicable incentive program of the Company. In making its determination with respect to salary and bonus payout levels, the Compensation Committee considers the factors discussed in the "Current Executive Compensation Program Elements" of the Compensation Discussion and Analysis above.

        Mark A. McDonald.    We entered into an employment agreement with Mr. McDonald on July 1, 2001. The term of the agreement is for two years, with automatic one-year extensions each year. The agreement provides that Mr. McDonald will receive an annual base salary that is subject to annual review by the Compensation Committee, and can be increased but not decreased, and annual bonuses based on the applicable incentive program of the Company. In making its determination with respect to salary and bonus payout levels, the Committee considers the factors discussed in the "Current Executive Compensation Program Elements" of the Compensation Discussion and Analysis above.

Grants of Plan-Based Awards—Calendar 2014

        The following table summarizes plan-based awards granted to Named Executive Officers during the twelve months ended December 31, 2014:

			Estimated Possible Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Possible Payouts Under Equity Incentive Plan Awards			Grant Date Fair Value of Stock and Option Awards
Name	Grant Date	Approval Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Gerardo I. Lopez
AIP—Company(1)	N/A	N/A	$0	$646,300	$1,292,600	—	—	—	$—
AIP-Individual(2)	N/A	N/A	0	161,550	242,325	—	—	—	—
2013 EIP-RSU(3)	01/02/2014	01/02/2014	—	—	—	—	50,425	—	1,017,577
2013 EIP-PSU(4)	09/15/2014	09/15/2014	—	—	—	15,128	50,425	75,638	1,240,455
Craig R. Ramsey
AIP—Company(1)	N/A	N/A	0	275,700	551,400	—	—	—	—
AIP-Individual(2)	N/A	N/A	0	68,900	103,350	—	—	—	—
2013 EIP-RSU(3)	01/02/2014	01/02/2014	—	—	—	—	19,554	—	394,600
2013 EIP-PSU(4)	09/15/2014	09/15/2014	—	—	—	5,866	19,554	29,331	481,028
John D. McDonald
AIP—Company(1)	N/A	N/A	0	266,000	532,000	—	—	—	—
AIP-Individual(2)	N/A	N/A	0	66,500	99,750	—	—	—	—
2013 EIP-RSU(3)	01/02/2014	01/02/2014	—	—	—	—	19,554	—	394,600
2013 EIP-PSU(4)	09/15/2014	09/15/2014	—	—	—	5,866	19,554	29,331	481,028
Elizabeth Frank
AIP—Company(1)	N/A	N/A	0	188,050	376,100	—	—	—	—
AIP-Individual(2)	N/A	N/A	0	125,350	188,025	—	—	—	—
2013 EIP-RSU(3)	01/02/2014	01/02/2014	—	—	—	—	19,554	—	394,600
2013 EIP-PSU(4)	09/15/2014	09/15/2014	—	—	—	5,866	19,554	29,331	481,028
Mark A. McDonald
AIP—Company(1)	N/A	N/A	0	167,500	335,000	—	—	—	—
AIP-Individual(2)	N/A	N/A	0	111,700	167,550	—	—	—	—
2013 EIP-RSU(3)	01/02/2014	01/02/2014	—	—	—	—	19,554	—	394,600
2013 EIP-PSU(4)	09/15/2014	09/15/2014	—	—	—	5,866	19,554	29,331	481,028

(1)
These awards were made under the provisions of the Annual Incentive Compensation Program. The company component payout was on a scale ranging from 0% to 200% of target based on targeted adjusted EBITDA ranging from a threshold of $336,588,000 to a maximum of $504,882,000. No company performance component of the AIP would be paid below attainment of $336,588,000 of threshold adjusted EBITDA; upon attainment of $420,735,000 of targeted adjusted EBITDA, the Company would pay 100% of target payout; and upon attainment of $504,882,000 of maximum adjusted EBITDA, each Named Executive Officer would receive the maximum potential bonus of 200% of target payout. See "Compensation Discussion and Analysis—Annual Incentive Compensation Program" above.

(2)
The individual component bonus of the AIP for the twelve months ended December 31, 2014 was approved during the first quarter of calendar 2015 following a review of each Named Executive Officer's individual performance and contribution to the Company's strategic and financial goals. Individual component bonuses of the AIP attained by the Named Executive Officers ranged from 109.5% to 120.0% of target. See "Compensation Discussion and Analysis—Annual Incentive Compensation Program" above for the amounts achieved by each Named Executive Officer.

(3)
Amounts shown in this row represent the number and aggregate grant date fair value of RSU awards granted by the Board and the Compensation Committee, in accordance with accounting rules ASC 718, Compensation—Stock Compensation. The grant date fair value of the RSUs was based on the closing price of the Company's common stock on January 2, 2014 of $20.18 per share. See "Compensation Discussion and Analysis—Equity Awards Granted in 2014" above.

(4)
Amounts shown in this row represents the number and aggregate grant date fair value of the PSU awards granted in accordance with accounting rules ASC 718, Compensation—Stock Compensation. The fair value of the PSUs at the original grant date was $20.18 per share and was based on the closing price of the Company's common stock on January 2, 2014. The Board and Compensation Committee approved a modification to the performance target of the original PSU grant, which resulted in re-measurement of the fair value of the PSU awards as of September 15, 2014. The re-measured fair value at the PSU modified grant date was $24.60 per share and was based on the closing price of the Company's common stock on September 15, 2014. The amounts reported as fair value were based on the modified grant date fair value of $24.60 for the PSUs. The PSUs vested ratably based on a scale ranging from 80% to 120% of the performance target with the vested amount ranging from 30% to 150%. No PSUs would vest if the Company did not achieve the modified free cash flow threshold performance target of $56,318,000 or the Named Executive Officer's service did not continue through the last day of the performance period, during the twelve months ended December 31, 2014; upon attainment of $56,318,000 of modified free cash flow performance target, the number of PSUs awarded would be at 30%; upon attainment of $70,397,000 of modified free cash flow performance target, the number of PSUs awarded would be at 100% of target; and upon attainment of $84,476,000 of modified free cash flow performance target, each Named Executive Officer would receive the maximum potential award of 150% of targeted PSUs. See "Compensation Discussion and Analysis—Equity Awards Granted in 2014" above for information regarding the grant and the modification of the PSU performance target.

Outstanding Equity Awards at December 31, 2014

          There were no outstanding equity awards of Common Stock held by our Named Executive Officers as of December 31, 2014.

Option Exercises and Stock Vested—Calendar 2014

          There were no options exercised during the twelve months ended December 31, 2014. The following table sets forth information on the vesting of the RSUs and PSUs for each Named Executive Officer during 2014.

	Number of Shares Acquired on Vesting (#)(1)	Value on Vesting ($)(2)
Gerardo I. Lopez	100,850	$2,640,253
Craig R. Ramsey	39,108	1,023,847
John D. McDonald	39,108	1,023,847
Elizabeth Frank	39,108	1,023,847
Mark A. McDonald	39,108	1,023,847

(1)
The amount in this column reflects the number of shares underlying the RSUs and PSUs that vested during the twelve months ended December 31, 2014.

(2)
The aggregate value upon vesting was calculated by multiplying the closing price of the Company's common stock of $26.18 on the vesting date of December 31, 2014 by the number of shares acquired on vesting. See "Compensation Discussion and Analysis—Equity Awards Granted in 2014" above.

Pension Benefits

        The following table presents information regarding the present value of accumulated benefits that may become payable to the Named Executive Officers under our qualified and nonqualified defined-benefit pension plans.

Name	Plan Name	Number of Years Credited Service (#)(1)	Present Value of Accumulated Benefit ($)(2)
Gerardo I. Lopez	—	—	$—
Craig R. Ramsey	Defined Benefit Retirement Income Plan	12.00	307,379
	Supplemental Executive Retirement Plan	12.00	159,373
John D. McDonald	Defined Benefit Retirement Income Plan	31.05	668,701
	Supplemental Executive Retirement Plan	31.05	346,716
Elizabeth Frank	—	—	—
Mark A. McDonald	Defined Benefit Retirement Income Plan	26.60	534,383
	Supplemental Executive Retirement Plan	26.60	259,182

(1)
The number of years credited service represents the numbers of years of service through December 31, 2006, the date the plans were frozen.

(2)
The accumulated benefit was based on service and earnings considered by the plans for the period through December 31, 2014. The present value has been calculated assuming the Named Executive Officers will remain in service until age 65, the age at which retirement may occur without any reduction in benefits, and that the benefit is payable under the available forms of annuity consistent with the plans. The interest assumption was 3.80%. The post-retirement mortality assumption was based on the RP-2014 Mortality Table with Generational Improvement Projection.

Pension and Other Retirement Plans

        We provide retirement benefits to the Named Executive Officers under the terms of qualified and non-qualified defined-benefit plans. The AMC Defined Benefit Retirement Income Plan is a tax-qualified retirement plan in which certain of the Named Executive Officers participate on substantially the same terms as our other participating employees. However, due to maximum limitations imposed by ERISA and the Internal Revenue Code on the annual amount of a pension which may be paid under a qualified defined-benefit plan, the benefits that would otherwise be payable to the Named Executive Officers under the Defined Benefit Retirement Income Plan are limited. Because we did not believe that it was appropriate for the Named Executive Officers' retirement benefits to be reduced because of limits under ERISA and the Internal Revenue Code, we have a non-qualified supplemental defined-benefit plan that permits the Named Executive Officers to receive the same benefit that would be paid under our qualified defined-benefit plan up to the old IRS limit, as indexed, as if the Omnibus Budget Reconciliation Act of 1993 had not been in effect. On November 7, 2006, our Board approved a proposal to freeze the AMC Defined Benefit Retirement Income Plan and the AMC Supplemental Executive Retirement Plan, effective as of December 31, 2006. The material terms of the AMC Defined Benefit Retirement Income Plan and the AMC Supplemental Executive Retirement Plan are described below.

        AMC Defined Benefit Retirement Income Plan.    The AMC Defined Benefit Retirement Income Plan is a non-contributory defined-benefit pension plan subject to the provisions of ERISA. As mentioned above, the plan was frozen effective December 31, 2006.

        The plan provides benefits to certain of our employees based upon years of credited service and the highest consecutive five-year average annual remuneration for each participant. For purposes of calculating benefits, average annual compensation is limited by Section 401(a)(17) of the Internal Revenue Code, and is based upon wages, salaries and other amounts paid to the employee for personal services, excluding certain special compensation. Under the defined benefit plan, a participant earns a vested right to an accrued benefit upon completion of five years of vesting service.

        AMC Supplemental Executive Retirement Plan.    AMC also sponsors a Supplemental Executive Retirement Plan to provide the same level of retirement benefits that would have been provided under the retirement plan had the federal tax law not been changed in the Omnibus Budget Reconciliation Act of 1993 to reduce the amount of compensation which can be taken into account in a qualified retirement plan. The plan was frozen, effective December 31, 2006, and no new participants can enter the plan and no additional benefits can accrue thereafter.

        Subject to the forgoing, any individual who is eligible to receive a benefit from the AMC Defined Benefit Retirement Income Plan after qualifying for early, normal or late retirement benefits thereunder, the amount of which is reduced by application of the maximum limitations imposed by the Internal Revenue Code, is eligible to participate in the Supplemental Executive Retirement Plan.

        The benefit payable to a participant equals the monthly amount the participant would receive under the AMC Defined Benefit Retirement Income Plan without giving effect to the maximum recognizable compensation for qualified retirement plan purposes imposed by the Internal Revenue Code, as amended by Omnibus Budget Reconciliation Act of 1993, less the monthly amount of the retirement benefit actually payable to the participant under the AMC Defined Benefit Retirement Income Plan, each as calculated as of December 31, 2006. The benefit is an amount equal to the actuarial equivalent of his/her benefit, computed by the formula above, payable in either a lump sum (in certain limited circumstances, specified in the plan) or equal semi-annual installments over a period of two to ten years, with such form, and, if applicable, period, having been irrevocably elected by the participant.

        If a participant's employment with AMC terminates for any reason before the earliest date he/she qualifies for early, normal or late retirement benefits under the AMC Defined Benefit Retirement Income Plan, no benefit is payable under the Supplemental Executive Retirement Plan.

Nonqualified Deferred Compensation

        AMC permits the Named Executive Officers and other key employees to elect to receive a portion of their compensation reported in the Summary Compensation Table on a deferred basis. Deferrals of compensation during the twelve months ended December 31, 2014 and in recent years have been made under the AMC Non-Qualified Deferred Compensation Plan. Participants of the plan are able to defer annual salary and bonus (excluding commissions, expense reimbursement or allowances, cash and non-cash fringe benefits and any stock-based incentive compensation). Amounts deferred under the plans are credited with an investment return determined as if the participant's account were invested in one or more investment funds made available by the Committee and selected by the participant. AMC may, but need not, credit the deferred compensation account of any participant with a discretionary or profit sharing credit as determined by AMC. The deferred compensation account will be distributed either in a lump sum payment or in equal annual installments over a term not to exceed 10 years as elected by the participant and may be distributed pursuant to in-service withdrawals under certain circumstances. Any such payment shall commence upon the date of a "Qualifying Distribution Event" (as such term is defined in the Non-Qualified Deferred Compensation Plan). The Qualifying Distribution Events are designed to be compliant with Section 409A of the Internal Revenue Code.

        The following table presents information regarding the contributions to and earnings on the Named Executive Officers' deferred compensation balances during the twelve months ended December 31, 2014:

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)(3)	Aggregate Balance at Last FYE ($)(4)
Gerardo I. Lopez	$311,680	$2,640,253	$55,084	$3,511,982
Craig R. Ramsey	19,682	1,023,847	31,103	1,382,991
John D. McDonald	375,385	1,023,847	46,287	1,843,178
Elizabeth Frank	—	1,023,847	—	1,023,847
Mark A. McDonald	283,803	1,023,847	53,965	1,933,541

(1)
These amounts represent payroll deductions for the applicable executive and are therefore included in the Summary Compensation Table.

(2)
Due to their deferred settlements, these amounts represents the RSUs and PSUs that vested during the twelve months ended December 31, 2014. The RSUs and PSUs will not be settled, and will be non-transferable, until the third anniversary of the grant date of January 2, 2014. The fair value upon vesting was calculated by multiplying the closing price of the Company's common stock of $26.18 on the vesting date of December 31, 2014 by the number of shares vested.

(3)
Of the amounts shown in this column, the following amounts are reported as above-market earnings on deferred compensation in the "Change in Pension Value and Nonqualified Deferred Compensation Earnings" column of the Summary Compensation Table: Mr. Gerardo Lopez—$28,216, Mr. Craig Ramsey—$20,310, Mr. John McDonald—$20,855 and Mr. Mark McDonald—$25,811.

(4)
The amounts reported include amounts included in Summary Compensation Table for current and prior years.

Potential Payments Upon Termination or Change of Control

        The following tables describe potential payments and other benefits that would have been received or receivable by each Named Executive Officer or his or her estate under the officer's employment agreement or related plans and agreements if employment had been terminated under various circumstances on December 31, 2014:

	Termination Following A Change of Control ($)	Death or Disability ($)	Termination with Good Reason by Employee ($)	Termination Without Cause by Company ($)	Retirement ($)
Gerardo I. Lopez
Base Salary	1,795,250	—	1,795,250	1,795,250	—
Special Incentive Bonus	800,000	—	—	—	—
AIP	2,110,130	—	2,110,130	2,110,130	—

Total	4,705,380	—	3,905,380	3,905,380	—

Craig R. Ramsey
Base Salary	984,550	984,550	—	984,550	—
AIP	—	—	—	—	344,600

Total	984,550	984,550	—	984,550	344,600

John D. McDonald
Base Salary	950,040	950,040	—	950,040	—
AIP	—	—	—	—	332,500

Total	950,040	950,040	—	950,040	332,500

Elizabeth Frank
Base Salary	—	—	964,250	964,250	—
AIP	—	—	—	—	—

Total	—	—	964,250	964,250	—

Mark A. McDonald
Base Salary	859,126	859,126	—	859,126	—
AIP	—	—	—	—	279,200

Total	859,126	859,126	—	859,126	279,200

        In the event Mr. Lopez's employment is terminated by the Company without "Cause" or by Mr. Lopez for "Good Reason" (as those terms are defined in the paragraph below and in the employment agreement), Mr. Lopez is entitled to severance pay equal to two times the sum of his base salary plus two times the average of each AIP bonus paid to him during the 24 months preceding the severance date to be paid in equal installments over a period of twenty-four consecutive months. If either of these termination events occurs following a "Change of Control" (as defined in the paragraph below and in the employment agreement), Mr. Lopez is entitled to receive an amount equal to two times the sum of his base salary, plus two times the average of each AIP bonus paid to him during the 24 months preceding the severance date and any remaining unpaid Special Incentive Bonus shall immediately vest in full and become payable.

        Cause, defined in Mr. Lopez' employment agreement, shall mean, as reasonably determined by the Board based on information that one or more of the following has occurred, the executive has; (i) committed a felony or similar crime; (ii) engaged in acts of fraud, dishonesty, gross negligence or other misconduct; (iii) willfully failed to perform his duties under the agreement; or (iv) breached any provision, materially breached any contract or breached any material written Company policy. Good Reason shall mean a termination of the executive's employment by means of resignation by the executive after the occurrence of any one of of the following conditions; (i) a material diminution in the executive's rate of base salary; (ii) a material diminution in the executive's authority, duties, or responsibilities; (iii) a material change in the geographic location of the executive's principal office with the Company; or (iv) a material beach of the employment agreement by the Company. Per Mr. Lopez's employment agreement, Change of Control is defined as one of the following events; (i) any Person, other than Wanda or any of its subsidiaries, becomes the beneficial owner, directly or indirectly, of more than 35% of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of its directors; (ii) during any period of two consecutive years, individuals who constitute the Board as of the beginning of such period, (the "Incumbent Director") cease for any reason to constitute at least a majority of the Board, provided that any individual becoming a director subsequent to the beginning of such period whose election to the Board was approved by a vote of at least a majority of the Incumbent Directors, provided further that any member of the Board who was designated as a Board member by Wanda shall be considered as though such individual was an Incumbent Director; or (iii) consummation of a reorganization, merger, or consolidation to which the Company is a party or a sale or other disposition of all or substantially all of the assets of the Company.

        In the event Mr. Ramsey's, Mr. John McDonald's, or Mr. Mark McDonald's employment is terminated as a result of the executive's death, "Disability", or by the Company without "Cause" (as those terms are defined in the paragraph below and in the applicable employment agreement) the executive is entitled to a lump cash severance payment equal to two years of his base salary then in effect. Following a Change in Control (as defined in the paragraph below and in the applicable employment agreement), if the executive resigns in response to a substantial adverse alteration in responsibilities, reduction in base salary, or a material reduction in benefits, the executive is entitled to a lump cash severance payment equal to two years of his base salary then in effect. If the executive retires, he is entitled to a payment equal to a pro rata share of his AIP at target for the year in which he retires.

        The employment agreements for Mr. Ramsey, Mr. John McDonald and Mr. Mark McDonald define Disability as the executive's incapacity due to physical or mental illness and the executive has not been regularly performing his duties and obligations for a period of 120 consecutive days. Cause is defined as a willful and continued failure by the executive to perform substantially his duties with the Company or the willful engaging by the executive in misconduct which is materially and demonstrably injurious to the Company. Change of Control is defined as a merger or similar transaction, provided the executive terminates his employment subsequent to a Change of Control within 60 days of the occurrence of any such event; (i) a substantial adverse alteration in executive's responsibilities from those in effect immediately prior to the Change of Control; (ii) a reduction in base salary below the rate that is in effect immediately prior to the Change of Control; or (iii) a material reduction in the benefits provided to the Executive by the Company prior to the Change of Control.

        Ms. Frank is entitled to receive cash severance payments equal to two years of her base salary in the event of termination by the Company without "Cause" or by Ms. Frank for "Good Reason" (as such term is defined in the her employment agreement).

        Per Ms. Frank's employment agreement, Cause shall mean, as reasonably determined by the Board based on information that one or more of the following has occurred, the executive has; (i) committed a felony or similar crime; (ii) engaged in acts of fraud, dishonesty, gross negligence or other misconduct; (iii) willfully failed to perform her duties under the agreement; or (iv) breached any provision, materially breached any contract or breached any material written Company policy. Good Reason shall mean a termination of the executive's employment by means of resignation by the executive after the occurrence of any one of the following conditions; (i) a material diminution in the executive's rate of base salary; (ii) a material diminution in the executive's authority, duties, or responsibilities; (iii) a material change in the geographic location of the executive's principal office with the Company; or (iv) a material beach of the employment agreement by the Company.

        Acceleration of RSU and PSU Settlements.    The vested RSUs and the vested PSUs granted to Mr. Lopez and Ms. Frank shall be settled within 60 days following the occurrence of any one of the following conditions; (i) termination by the Company, other than for Cause; (ii) resignation with Good Reason; (iii) death; or (iv) disability. For Mr. Ramsey, Mr. John McDonald, and Mr. Mark McDonald, the vested RSUs and the vested PSUs, shall be settled within 60 days following the occurrence of any one of the following conditions; (i) termination by the Company, other than for Cause; (ii) resignation, other than following a Change of Control; (iii) death; (iv) disability; or (v) retirement.

        Because these amounts are already earned, they are not included in the table above. See "Summary Compensation Table" and "Non-Qualified Deferred Compensation Table" for a discussion of these awards.

        Postretirement Medical Benefits.    As of December 31, 2014, Mr. Ramsey, Mr. John McDonald, and Mr. Mark McDonald were eligible for future retiree medical coverage under the AMC Postretirement Medical Plan. The eligibility for these subsidized benefits was based upon a participant's age and service as of January 1, 2009, the date the plan was frozen. On January 12, 2015, the Compensation Committee and all of the Board of Directors of the Company adopted resolutions to terminate the AMC Postretirement Medical Plan with a targeted effective date of March 31, 2015. On January 23, 2015, we notified the eligible Named Executive Officers that their retiree medical coverage under the plan will be terminated after March 31, 2015. Payments to Mr. Ramsey, Mr. John McDonald, and Mr. Mark McDonald will be approximately $25,000, $5,000, and $5,000, respectively, with a targeted payment date by March 31, 2015.

PROPOSAL 3
NON-BINDING ADVISORY VOTE TO APPROVE COMPENSATION OF NAMED EXECUTIVE OFFICERS

        As we discussed in the "Compensation Discussion and Analysis" above, the Board believes that the Company's compensation program for executive officers is designed to attract and retain high quality people and to motivate them to achieve both our long-term and short-term goals. As required by Section 14A of the Securities Exchange Act of 1934, this proposal, commonly referred to as the "say-on-pay" resolution, seeks a stockholder advisory vote on the compensation of our Named Executive Officers as disclosed pursuant to Item 402 of Regulation S-K through the following resolution:

          "RESOLVED, that the Company's stockholders approve, on an advisory basis, the compensation paid to the Company's named executive officers, as disclosed in the Company's Proxy Statement for the 2015 Annual Meeting of Stockholders pursuant to Item 402 of Regulation S-K, including Compensation Discussion and Analysis, compensation tables and narratives."

        This vote is advisory and non-binding, but our Board and the Compensation Committee will consider stockholders' concerns and evaluate whether actions are necessary to address those concerns.

        The Board recommends a vote "FOR" approval of the compensation of our Named Executive Officers, as disclosed in this proxy statement on an advisory basis.

OTHER INFORMATION

        The Company's audited consolidated financial statements are included in the Annual Report on Form 10-K for calendar 2014 filed with the SEC, 100 F Street N.E., Washington, D.C. 20549. Complimentary copies of the Form 10-K as filed with the SEC may be obtained by following the instructions provided below under the heading "Availability of Report on Form 10-K."

Costs of Proxy Statement

        The Company bears the cost of preparing, assembling and mailing this proxy statement and any other proxy materials transmitted on behalf of our Board. We will, upon request, reimburse brokerage firms and others for their reasonable expenses in forwarding proxy materials to the beneficial owners of our Common Stock.

Delivery of Stockholder Documents

        The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a proxy statement addressed to those stockholders. This process, which is commonly referred to as "householding," potentially means extra convenience for stockholders and cost savings for companies.

        A number of brokers with accounts will be householding our proxy materials to the extent stockholders have given their prior express or implied consent in accordance with SEC rules. Once you have received notice from your broker that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent, which is deemed to be given unless you inform the broker otherwise when you receive the original notice of householding. If, at any time, you no longer wish to participate in householding and would prefer to receive separate proxy materials, please notify your broker to discontinue householding and direct your written request to receive a separate notice of internet availability of proxy materials or proxy statement and annual report to the Company at: AMC Entertainment Holdings, Inc., Attention: Investor Relations, One AMC Way, 11500 Ash Street, Leawood, KS 66211, or by calling (913) 213-4000. Stockholders who currently receive multiple copies of the proxy materials at their address and would like to request householding of their communications should contact their broker.

STOCKHOLDER PROPOSALS

        In order to include a stockholder proposal in our proxy statement and form of proxy relating to our next annual meeting of stockholders following the end of calendar 2015, we must receive it no later than November 24, 2015. Any stockholder proposal submitted to us for consideration at next year's annual meeting but which is not intended to be included in the related proxy statement and form of proxy must be received between February 29, 2016 and March 29, 2016; otherwise, the proposal will be considered by us to be untimely and not properly brought before the meeting.

AVAILABILITY OF REPORT ON FORM 10-K

        Upon your written request, we will provide to you a complimentary copy of our 2014 Annual Report on Form 10-K (without exhibits and separate financial statements of non-consolidated subsidiaries) as filed with the SEC. We will provide you a copy of the exhibits and separate financial statements of non-consolidated subsidiaries to our 2014 Annual Report on Form 10-K upon payment of our reasonable duplicating and shipping expenses. Your request should be mailed to AMC's offices, addressed as follows: AMC Entertainment Holdings, Inc., Attention: Investor Relations, One AMC Way, 11500 Ash Street, Leawood, KS 66211. A free copy of the Form 10-K may also be obtained at the Internet web site maintained by the SEC at www.sec.gov and by visiting our Internet web site at

www.amctheatres.com and clicking on "Investor Relations," then on "AMC Entertainment Holdings, Inc."

By Order of the Board of Directors,
One AMC Way 11500 Ash Street, Leawood, KS 66211	/s/ KEVIN M. CONNOR Senior Vice President, General Counsel and Secretary

March 17, 2015

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X 01ZU0D 1 U PX + Annual Meeting Proxy Card . Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below C Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. Date (mm/dd/yyyy) — Please print date below. + Change of Address — Please print your new address below. Comments — Please print your comments below. B Non-Voting Items A Proposals — The Board recommends a vote FOR all the nominees in Proposal 1 and FOR Proposals 2 and 3. For Against Abstain 2. Proposal to ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for 2015. For Against Abstain 3. Say on Pay - An advisory vote to approve the compensation of named executive officers. Meeting Attendance Mark the box to the right if you plan to attend the Annual Meeting. 01 - Mr. Lloyd Hill 02 - Mr. Ning Ye 1. Election of Directors for terms expiring at the 2018 Annual Meeting. For Withhold For Withhold IMPORTANT ANNUAL MEETING INFORMATION 03 - Mr. Howard Koch For Withhold MMMMMMMMMMMM MMMMMMMMMMMMMMM 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000004 MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 ENDORSEMENT_LINE______________ SACKPACK_____________ 1234 5678 9012 345 MMMMMMM 2 2 6 2 4 4 1 MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MMMMMMMMM C 1234567890 J N T C123456789 Admission Ticket qIF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q Electronic Voting Instructions Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on April 28, 2015 Vote by Internet • Go to www.envisionreports.com/AMC • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message

. 2015 Annual Meeting of Stockholders AMC Theatre Support Center One AMC Way, 11500 Ash Street, Leawood, Kansas 66211 Proxy Solicited by Board of Directors for Annual Meeting — April 28, 2015 Kevin Connor, Craig Ramsey, Michael Zwonitzer, or any of them, each with full power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of AMC Entertainment Holdings, Inc. to be held on April 28, 2015 or at any postponement or adjournment thereof. Shares represented by this proxy will be voted as directed by the stockholder. If no such directions are indicated, the Proxies will vote FOR all nominees in Proposal 1 and FOR Proposals 2 and 3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. (Items to be voted appear on reverse side.) Proxy — AMC Entertainment Holdings, Inc. 2015 Annual Meeting Admission Ticket 2015 Annual Meeting of AMC Entertainment Holdings, Inc. Stockholders Tuesday, April 28, 2015, 10:00 a.m. Central Time AMC Theatre Support Center One AMC Way, 11500 Ash Street, Leawood, Kansas 66211 Upon arrival, please present this admission ticket and photo identification at the registration desk. qIF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q